UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COURSERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041, (650) 963-9884

April 7, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Coursera, Inc., which will be held at 11:00 a.m., Pacific Time, on Tuesday, May 23, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/COUR2023 and using the 16-digit control number included in your proxy materials.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or telephone, vote as instructed by your broker, or vote your shares electronically at the Annual Meeting.

We look forward to speaking with you at the meeting.

Sincerely,

Jeffrey N. Maggioncalda
President and Chief Executive Officer

To our Stockholders:

Notice of Annual
Meeting of
Stockholders

Date:
Tuesday, May 23, 2023

Time:
11:00 a.m., PT

Place:
Virtual Meeting

YOUR VOTE
IS IMPORTANT

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail.

Please review the detailed instructions beginning on page 1 regarding your voting options.

Coursera, Inc., a Delaware public benefit corporation formed pursuant to Chapter 1, Subchapter XV of the Delaware Code (“we,” “us,” “our,” “Coursera”, or the “Company”), will hold its 2023 Annual Meeting of Stockholders at 11:00 a.m., Pacific Time, on Tuesday, May 23, 2023. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/COUR2023 and using the 16-digit control number included in your proxy materials.

We are holding this Annual Meeting:

to elect three Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;
to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
to approve, on a non-binding advisory basis, the frequency of advisory votes to approve the compensation of the Company's named executive officers; and
to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023.

At the Annual Meeting, we may also transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Stockholders of record at the close of business on March 27, 2023 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2023. THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

By Order of the Board of Directors,

Anne T. Cappel
Senior Vice President, General Counsel, and Secretary

Mountain View, California
April 7, 2023

Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041

Proxy Statement

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Coursera, Inc., a Delaware public benefit corporation (“we,” “us,” “our,” “Coursera”, or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held virtually on Tuesday, May 23, 2023 at 11:00 a.m., Pacific Time, and any adjournments or postponements thereof (the “Annual Meeting”).

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to stockholders on or about April 7, 2023.

IMPORTANT

Please promptly vote by Internet or telephone, or by following the instructions provided by your broker, bank, or nominee, so that your shares can be represented at the Annual Meeting.

You may vote in one of the following ways:

Internet Stockholders of record may vote online at www.proxyvote.com	Telephone Stockholders of record may call toll-free at 1-800-690-6903	Mail Follow the instructions in your proxy materials	At the Virtual Meeting Visit www.virtualshareholdermeeting. com/COUR2023 and use the 16-digit control number included in your proxy materials
Coursera	1	2023 Proxy Statement

Questions and Answers About the Proxy Materials and the Annual Meeting
Why am I receiving these materials?	Our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. This year’s Annual Meeting will be held virtually. You are invited to attend the Annual Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or telephone. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have opted to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of March 27, 2023 (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by Internet or telephone as early as possible to avoid processing delays.
Will there be any other items of business on the agenda?	We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.
Who is entitled to vote?

Stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, for ten days prior to the Annual Meeting at our offices located at 381 E. Evelyn Avenue, Mountain View, California 94041. Please contact our Secretary by telephone at (650) 963-9884 if you wish to inspect the list of stockholders prior to the Annual Meeting. This list will also be available for examination by stockholders during the Annual Meeting using the 16-digit control number included in your proxy materials.

Coursera	2	2023 Proxy Statement

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, a stockholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record.

How do I vote?	You may vote using any of the following methods:

By Internet

Stockholders of record may submit proxies by following the Internet voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks, or nominees. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

By Telephone

Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards prior to the Annual Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

By Mail

If you would like to receive a paper copy of the proxy card, you must request one. Stockholders of record may submit paper proxies by completing, signing, and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR ALL” in Proposal 1, “FOR” Proposals 2 and 4, and “1 YEAR” on Proposal 3. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or other nominees.

At the Virtual Meeting

Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/COUR2023 and using the 16-digit control number included in your proxy materials. If you have already voted previously by Internet or telephone, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares.

Coursera	3	2023 Proxy Statement

Even if you plan to attend the Annual Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet, telephone, or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.
	Internet Stockholders of record may vote online at www.virtualshareholder meeting.com/COUR2023	Telephone Stockholders of record may call toll-free at 1-800-690-6903
	Mail Follow the instructions in your proxy materials	At the Virtual Meeting Visit www.virtualshareholder meeting.com/COUR2023 and use the 16-digit control number included in your proxy materials
Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by Internet or telephone, you may change your vote or revoke your proxy with a later Internet or telephone proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to AST at least two weeks in advance of the Annual Meeting. Please consult the voting instructions or contact your broker, bank, or nominee.

How are votes counted?

For Proposal 1, the election of directors, you may vote “FOR ALL” the Class II nominees, or “FOR ALL EXCEPT” one or more of the nominees, or your vote may be “WITHHELD” with respect to all nominees. Broker non-votes resulting from a broker’s failure to receive voting instructions from the beneficial owner of shares entitled to vote on Proposal 1 will have no effect.

For Proposal 2, the non-binding advisory vote to approve of the compensation of our named executive officers, you may vote “FOR,” vote “AGAINST,” or “ABSTAIN,” Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

For Proposal 3, the non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, you may vote for “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. The Board expects to be guided by the voting option that receives the greatest number of votes, even if that option does not receive a majority of the votes cast.

Coursera	4	2023 Proxy Statement

For Proposal 4, you may vote “FOR,” vote “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (i.e., “FOR” the election of the Class II nominees to our board of directors, “FOR” Proposals 2 and 4, and for a frequency of every “1 YEAR” on Proposal 3, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (the “NYSE”), such as the ratification of the appointment of our independent registered public accounting firm, and therefore, broker non-votes are not expected to exist with respect to this proposal. Except for Proposal 4, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023, all proposals are considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to these proposals. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each item? How does the board recommend that I vote and what is the voting requirement for each of the proposals?	We have a form of majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. Cumulative voting is not permitted, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate. The nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected. If any nominee for director receives a greater number of votes “WITHHELD” than votes “FOR” such election, our amended and restated bylaws (“Bylaws”) require that such person must promptly tender his or her irrevocable resignation to our board of directors for the board’s consideration. If such director’s resignation is accepted by the board, then our board of directors, in its sole discretion, may fill the resulting vacancy or may decrease the size of the board in accordance with the provisions of our Bylaws.
Coursera	5	2023 Proxy Statement

The table below describes the proposals to be considered at the Annual Meeting and the vote required for each proposal:

Proposal	Board Recommendation	Vote Required	Effect of Abstentions(1)	Broker Discretionary Voting Allowed?(2)
Election of Directors	FOR ALL	The nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected(3)	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal
Advisory Vote to Approve Executive Compensation	FOR	Non-binding advisory proposal. We will consider the matter approved if it receives the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal
Advisory Vote on the Frequency of Advisory Votes to Approve Executive Compensation	1 YEAR	Non-binding advisory proposal. We will consider the frequency approved that receives the highest number of affirmative votes cast at the Annual Meeting	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal
Ratification of the Appointment of Deloitte & Touche LLP	FOR	The affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting	No effect Not considered votes cast on this proposal	Yes Brokers without voting instructions will have discretionary authority to vote

1.	As noted below, abstentions will be counted as present for purposes of establishing a quorum at the Annual Meeting.
2.	Only relevant if you are the beneficial owner of shares held in street name. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
3.	If any nominee for director receives a greater number of votes “WITHHELD” than votes “FOR” such election, our Bylaws require that such person must promptly tender his or her irrevocable resignation to our board of directors for the board’s consideration.
What constitutes a quorum?	The presence online at the Annual Meeting or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date, will constitute a quorum. As of the close of business on the Record Date, 150,100,214 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Coursera	6	2023 Proxy Statement

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding,” which has been approved by the SEC. Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of our proxy materials at the same address, we will promptly provide additional copies upon request. If you are a stockholder of record, you may contact us by writing to Secretary, Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041, or by calling (650) 963-9884. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank, or other nominee.

How are proxies solicited?	Our employees, officers, and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. Our solicitation of proxies also may be made in person, by telephone, or by electronic communications by our respective directors, officers, and employees, who will not receive additional compensation for those solicitation activities. We have also engaged D.F. King as our proxy solicitor, for a fee of approximately $15,000 plus reasonable out-of-pocket expenses.
How can I attend the virtual Annual Meeting?	The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/COUR2023. To participate in, vote, or ask questions at the Annual Meeting, you will also need the 16-digit control number, which is included in your proxy materials. If you have any questions about your control number, please contact the broker, bank, or nominee that holds your shares. The Annual Meeting will begin promptly at 11:00 a.m., Pacific Time, on Tuesday, May 23, 2023. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 10:45 a.m., Pacific Time, on Tuesday, May 23, 2023.
What if I have technical difficulties accessing or participating in the virtual Annual Meeting?	We will have technicians ready to assist you with technical difficulties you may have accessing, voting at, or submitting questions at the Annual Meeting. Please refer to the technical support telephone number posted on the virtual meeting website login page and the virtual meeting rules of conduct posted on the virtual meeting website.
Coursera	7	2023 Proxy Statement

Proposal 1
Election of Directors

Directors and Director Nominees

Our Bylaws provide that our board of directors will be divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified.

The current composition of the board of directors is as follows:

•	Our Class I directors are Carmen Chang, Theodore R. Mitchell, and Scott D. Sandell, and their terms will expire at the 2025 annual meeting of stockholders;
•	Our Class II directors are Amanda M. Clark, Christopher D. McCarthy, and Andrew Y. Ng, and their terms will expire at the Annual Meeting; and
•	Our Class III directors are Jeffrey N. Maggioncalda and Sabrina L. Simmons, and their terms will expire at the 2024 annual meeting of stockholders.

Three Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2026 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms.

The nominating and corporate governance committee of the board has recommended, and our board of directors has designated, Amanda M. Clark, Christopher D. McCarthy, and Andrew Y. Ng as the nominees for Class II directors to serve until the 2026 annual meeting of stockholders, and each has indicated to us that such individual will be able to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by our board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill such vacancy.

Class II directors shall be elected by a plurality of the votes cast (meaning that the director nominees who receive the highest number of shares voted “FOR” their election are elected as the Class II directors); provided, that if any nominee for director receives a greater number of votes “WITHHELD” than votes “FOR” such election, our Bylaws require that such person must promptly tender his or her irrevocable resignation to our board of directors for the board’s consideration.

VOTE

The Board of Directors
Recommends a Vote
“FOR” the Election of All of the Class II Nominees as Directors of the Company.

Coursera	8	2023 Proxy Statement

The names of the Class II director nominees and the other members of our board of directors and certain biographical information as of April 1, 2023 are set forth below:

Class II Director Nominees

Andrew Y. Ng AGE: 46 DIRECTOR SINCE: OCTOBER 2011

Andrew Y. Ng is one of our co-founders and served as our co-Chief Executive Officer from January 2012 until April 2014 and has served as the Chairman of our board of directors since inception and as a consultant since June 2014. Dr. Ng is a global leader in both education and in artificial intelligence (“AI”). Prior to founding Coursera, Dr. Ng was also the founding lead of the Google Brain team. He was also Chief Scientist at Baidu, Inc., a Chinese language search engine, where he led approximately 1,300 people in the company’s AI Group and was responsible for driving the company’s global AI strategy and infrastructure. As an adjunct professor and tenured member of Stanford University’s faculty, Dr. Ng also served as Director of the Stanford AI Lab. Dr. Ng currently serves as Chief Executive Officer of Landing.AI, which helps companies jumpstart AI adoption, and Managing General Partner of AI Fund, which supports entrepreneurs to build AI companies, positions he has held since January 2018. Dr. Ng also leads DeepLearning.AI Corp., which provides AI training, including through our platform, since its founding in June 2017. Dr. Ng holds a B.S. in Math and Computer Science from Carnegie Mellon University, an M.S. in Electrical Engineering and Computer Science from MIT, and a Ph.D. in Computer Science from the University of California, Berkeley.

DR. NG’S KNOWLEDGE OF OUR COMPANY AS CO-FOUNDER AND HIS BREADTH AND DEPTH OF EXPERIENCE AS A PIONEER IN ONLINE EDUCATION BRING INVALUABLE INDUSTRY AND LEADERSHIP EXPERTISE TO OUR BOARD OF DIRECTORS.

Amanda M. Clark AGE: 43 DIRECTOR SINCE: NOVEMBER 2020 INDEPENDENT

Amanda M. Clark has served as a member of our board of directors since November 2020. Ms. Clark has been the Chief Development Officer of Papa John’s International, Inc. (Nasdaq: PZZA), a restaurant franchise, since February 2020 and was previously with Taco Bell Corp., a restaurant company, where she was responsible for design, consumer facing technology, merchandising, customer marketing, new concepts, and company development, and served as Executive Vice President Restaurant Experience from February 2019 to February 2020, Senior Vice President North America Development from May 2017 to February 2019, and the General Manager for Taco Bell Canada from November 2015 to August 2018. Previously, Ms. Clark served in roles of increasing responsibility in Brand Marketing at Taco Bell since 2013. Prior to joining Taco Bell, Ms. Clark worked at Procter and Gamble (NYSE: PG), a multinational consumer goods corporation, in various marketing roles for nearly 12 years on their brands including Olay, Pampers, and Oral-B. Ms. Clark holds a B.A. in Psychology and Theater Studies from Yale University.

MS. CLARK BRINGS SIGNIFICANT BUSINESS, MARKETING, AND LEADERSHIP EXPERIENCE TO OUR BOARD OF DIRECTORS.

Coursera	9	2023 Proxy Statement

Class II Director Nominees

Christopher D. McCarthy AGE: 47 DIRECTOR SINCE: JANUARY 2023 INDEPENDENT

Christopher D. McCarthy has served as a member of our board of directors since January 2023. Since November 2013, Mr. McCarthy has served as President and Chief Executive Officer of SHOWTIME & MTV Entertainment Studios and Paramount Media Networks, leading global media, streaming, and entertainment companies. As President and Chief Executive Officer of SHOWTIME & MTV Entertainment Studios, Mr. McCarthy oversees some of today’s biggest hits including Yellowstone, Yellowjackets, Emily in Paris, 1883, South Park, Tulsa King, and RuPaul’s Drag Race. Across Paramount Media Networks, Mr. McCarthy oversees a global network of media assets featuring iconic entertainment brands, including SHOWTIME, MTV, Comedy Central, Paramount Network, Smithsonian Channel, and more. Mr. McCarthy has led industry-wide coalitions to tackle mental health and civic engagement driving record youth turnout. He is Executive Sponsor of The BEAT, Paramount’s Black employee affinity group, and has served on the board of directors for the Animal Medical Center of New York since 2022 and for Peabody Awards since 2019. Mr. McCarthy holds a B.S. with Honors in Commerce and Engineering from Drexel University and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

MR. MCCARTHY’S OPERATIONAL EXCELLENCE, LEADERSHIP EXPERIENCE, AND SOCIAL IMPACT EXPERTISE MAKE HIM A VALUABLE ADDITION TO OUR BOARD OF DIRECTORS.

Continuing Directors
Jeffrey N. Maggioncalda AGE: 54 DIRECTOR SINCE: JUNE 2017

Jeffrey N. Maggioncalda has served as our President and Chief Executive Officer and as a member of our board of directors since June 2017. Mr. Maggioncalda previously served as Chief Executive Officer and a director of Financial Engines, Inc. (Nasdaq: FNGN), a provider of financial advisory services, from August 1996 until December 2014, and served as a consultant until June 2015. Mr. Maggioncalda holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Economics and English from Stanford University. Mr. Maggioncalda has also served as a director of SVB Financial Group since April 2012.

MR. MAGGIONCALDA’S POSITION AS OUR CHIEF EXECUTIVE OFFICER AND PRIOR POSITIONS AS THE CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF A PUBLIC COMPANY BRING INDUSTRY EXPERTISE AND EXTENSIVE LEADERSHIP EXPERIENCE TO OUR BOARD OF DIRECTORS.

Coursera	10	2023 Proxy Statement

Continuing Directors

Sabrina L. Simmons AGE: 59 DIRECTOR SINCE: FEBRUARY 2020 INDEPENDENT

Sabrina L. Simmons has served as a member of our board of directors since February 2020 and has been designated to serve as chair of our audit committee. Ms. Simmons has served as Executive Vice President and Chief Financial Officer of The Gap, Inc. (“The Gap”) (NYSE: GPS), a clothing company, from January 2008 until February 2017. Ms. Simmons held several positions at The Gap, including as Executive Vice President, Corporate Finance from September 2007 to January 2008, Senior Vice President, Corporate Finance and Treasurer from March 2003 to September 2007, and Vice President and Treasurer from September 2001 to March 2003. Prior to joining The Gap, Ms. Simmons served as the Chief Financial Officer and an executive member of the board of directors of Sygen International PLC, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co. (NYSE: LEVI). Ms. Simmons currently serves as a member of the board of directors of Columbia Sportswear Company (Nasdaq: COLM), an outdoor apparel company, where she is a member of the compensation committee and the nominating and corporate governance committee, as a director a Petco Health & Wellness (Nasdaq: WOOF) where she is also the chair of the audit committee and as a director at Moloco, a privately held advertising technology company. Ms. Simmons was previously a director of e.l.f. Beauty, Inc. (NYSE: ELF), an international cosmetics company, where she also chaired the audit committee, and of Williams-Sonoma, Inc. (NYSE: WSM), a consumer retail company, where she chaired the audit and finance committees. Ms. Simmons holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from the University of California, Los Angeles.

MS. SIMMONS BRINGS EXTENSIVE PUBLIC COMPANY LEADERSHIP AND BOARD EXPERIENCE AND SIGNIFICANT FINANCIAL EXPERTISE TO OUR BOARD OF DIRECTORS.

Carmen Chang AGE: 75 DIRECTOR SINCE: OCTOBER 2021 INDEPENDENT

Carmen Chang serves as a General Partner and Head, Asia of New Enterprise Associates, Inc. (“NEA”), where she focuses on building NEA’s global organization and portfolio in China and other emerging markets in Asia. Ms. Chang joined NEA in 2012. Ms. Chang currently serves on the board of directors for a number of privately-held companies, including Moqi Inc., an innovative player in biometrics identification, Blue Ocean Technologies Inc., a developer of scalable, high performing AI chips, Cista System Corp, a developer of image sensor systems, Workera Corp, a technology upskilling platform, Transfix, Inc., a B2B freight marketplace, Blue Cheetah Analog Design, Inc., a developer of high-tech generators, Gravel Inc., a construction labor marketplace and Woebot Labs, Inc., an artificial intelligence based digital mental health company. Ms. Chang previously served on the board of directors of Tuya Inc. (NYSE: TUYA), a one-stop Internet of Things (“IOT”) solutions platform for device manufacturers. Prior to joining NEA, Ms. Chang was a partner at a major Silicon Valley law firm, where she specialized in corporate and securities law and led that firm’s China practice. Ms. Chang holds a master’s degree in modern Chinese history from Stanford University and a juris doctorate degree from Stanford Law School.

MS. CHANG BRINGS SIGNIFICANT BUSINESS, LEGAL, AND LEADERSHIP EXPERIENCE TO OUR BOARD OF DIRECTORS.

Coursera	11	2023 Proxy Statement

Continuing Directors

Theodore R. Mitchell AGE: 67 DIRECTOR SINCE: MAY 2020 INDEPENDENT

Dr. Theodore R. Mitchell assumed the Presidency of the American Council on Education (“ACE”) in September 2017. Prior to that time, he was the Under Secretary of the United States Department of Education from May 2014 until January 2017, responsible for all post-secondary and adult education policy programs as well as the $1.3 trillion Federal Student Aid Portfolio. From January 2017 to September 2017, Mr. Mitchell served as a private consultant, including to ACE. Prior to his federal service, Dr. Mitchell served as the Chief Executive Officer of the NewSchools Venture Fund, a national investor in education technology, from June 2005 to May 2014. Dr. Mitchell also previously served as President of the California State Board of Education, President of Occidental College, and in a variety of leadership roles at University of California, Los Angeles, including Vice Chancellor. Dr. Mitchell was Deputy to the President and to the Provost at Stanford University and began his career as a professor at Dartmouth College where he also served as Chair of the Department of Education. Dr. Mitchell also served as a member of the board of directors of The McClatchy Company (PNK: MNIQQ) from May 2017 to August 2020 and served as a member of the board of directors of Frontline Ltd. (NYSE: FRO) from April 2017 to August 2018. Dr. Mitchell holds a B.A. and Ph.D. in Education from Stanford University.

DR. MITCHELL BRINGS EXTENSIVE EXPERIENCE AS A LEADER IN EDUCATION, BUSINESS, AND PUBLIC POLICY TO OUR BOARD OF DIRECTORS.

Scott D. Sandell AGE: 58 DIRECTOR SINCE: DECEMBER 2011 INDEPENDENT

Scott D. Sandell has served as Managing General Partner of NEA, a venture capital firm, since April 2017, Co-Managing General Partner from March 2015 to April 2017, and as a General Partner since September 2000. Mr. Sandell joined NEA in January 1996 and served as head of the firm’s technology investing practice for 10 years. In addition to serving on the board of directors of several privately-held companies, he currently serves as lead independent director of Cloudflare, Inc. (NYSE: NET), an internet security company. Mr. Sandell previously served on the board of directors of Robinhood Markets, Inc. (NASDAQ: HOOD), a financial technology company, Tuya Inc. (NYSE: TUYA), an IoT development platform service provider and Bloom Energy Corporation (NYSE: BE), a clean energy company. Mr. Sandell holds an A.B. in Engineering from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

MR. SANDELL BRINGS SIGNIFICANT PUBLIC COMPANY DIRECTOR EXPERIENCE AND GLOBAL BUSINESS, LEADERSHIP, FINANCE, AND VENTURE CAPITAL INDUSTRY EXPERTISE TO OUR BOARD OF DIRECTORS.

VOTE

The Board of Directors Recommends a Vote “FOR” the Election of All of the Class II Nominees as Directors of the Company.

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Board of Directors and
Corporate Governance

Board of Directors

Our business and affairs are organized under the direction of our board of directors. The primary responsibilities of our board of directors are to provide risk oversight, strategic guidance, counseling, and direction to our management.

The board of directors is committed to sound and effective governance practices that promote long-term stockholder value and strengthen the board of directors’ management accountability to our stockholders, customers, and other stakeholders. The following table highlights many of our key governance practices.

• Six of our eight directors are independent	• Annual board and board committee self-assessment process overseen by the Nominating and Corporate Governance Committee
• Independent standing committees of the board of directors	• Director resignation policy in uncontested director elections where directors receive more “withhold” votes than votes for his or her election
• Policies regarding related party transactions	• Commitment to periodic board refreshment and continued assessment of highly qualified, diverse, and independent candidates for nomination to the board of directors
• Regular executive sessions of our non-management directors without management present	• Policies regarding transactions in our common stock, including prohibitions on hedging and short selling
• Diverse board of sophisticated and highly engaged directors with an effective mix of relevant skills, experience, and perspectives	• Management of key risks and compliance obligations, overseen by the board of directors and its committees
• Robust director nominee selection process	• Active stockholder and stakeholder engagement
• Board and committee-level oversight of human capital, DEI, and sustainability matters	• Board oversight and annual review of succession planning strategies for key executives

Board Meetings

Our board of directors held four meetings during 2022. Each director attended at least 75% of the aggregate meetings held by our board of directors and the committees on which such director served, during the time such director was a director. We do not have a policy that requires the attendance of directors at the Annual Meeting. Four directors of the Company attended our last annual meeting.

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Executive Sessions of Non-Management Directors

The non-management directors meet in an executive session in connection with each regularly scheduled board meeting, during which the non-management directors have the opportunity to discuss management performance and such other topics as the non-executive directors may determine. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors and to make recommendations for consideration by the full board. Our lead independent director presides over executive sessions of the non-management directors.

Director Independence

Our board of directors determined that six out of eight directors on our board of directors qualify as independent directors, as defined under the listing rules of the NYSE: Carmen Chang, Amanda M. Clark, Christopher D. McCarthy, Theodore R. Mitchell, Scott D. Sandell, and Sabrina L. Simmons. There are no family relationships among any of our directors or executive officers.

Board Committees

We have established an audit committee, leadership, development, equity, inclusion, and compensation (“LDEIC”) committee, and nominating and corporate governance committee, each of which operate under a charter that has been approved by our board of directors. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and the NYSE. Each committee has the composition and responsibilities described below.

	Audit Committee	LDEIC Committee	Nominating and Corporate Governance Committee
Carmen Chang		●	●
Amanda M. Clark	●	●
Christopher D. McCarthy			●
Theodore R. Mitchell	●		●
Scott D. Sandell*		●
Sabrina L. Simmons	●

* Lead Independent Director     ●  Committee Member     ●  Committee Chair

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Audit Committee

Our audit committee consists of Sabrina L. Simmons, Amanda M. Clark, and Theodore R. Mitchell. Sabrina L. Simmons serves as the chair of our audit committee. Our audit committee held eight meetings in 2022.

Our board of directors has determined that each of the members of our audit committee satisfies the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of our audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, our board of directors has examined each audit committee member’s scope of experience and the nature of their prior and current employment.

Our board of directors has determined that Ms. Simmons qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, our board of directors has considered Ms. Simmons’ formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The functions of the audit committee include, among other things:

•	evaluating the performance, independence, and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing our financial reporting processes and disclosure controls;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing, and effectiveness of our internal audit function;
•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;
•	obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•	prior to engagement of any independent auditors, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;
•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;
•	reviewing with management and our auditors any earnings announcements and discussing with management any additional financial information and earnings guidance to be provided to analysts or ratings agencies;
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•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, auditing, or other matters;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and providing oversight of any related person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our Code of Business Conduct and Ethics;
•	reviewing and providing oversight of our environmental, social, and governance program;
•	overseeing our technology and information security (including cybersecurity) policies and practices and the internal controls regarding information security;
•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Leadership, Diversity, Equity, Inclusion, and Compensation Committee

Our LDEIC committee consists of Carmen Chang, Amanda M. Clark, and Scott D. Sandell. Carmen Chang serves as the chair of our LDEIC committee. Our LDEIC committee held five meetings in 2022.

Our board of directors has determined that each of the members of the LDEIC committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of the NYSE.

The functions of this committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation and evaluating performance in light of such goals;
•	reviewing and approving the compensation levels and other terms of employment of our executive officers, including employment, severance, and change in control agreements and arrangements;
•	approving equity compensation plans and granting equity awards not subject to stockholder approval under applicable listing standards;
•	reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;
•	administering our equity incentive and executive compensation plans;
•	reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;
•	preparing the annual report on executive compensation that the SEC requires in our annual proxy statement;
•	overseeing the Company’s human capital management including executive performance, talent development, and diversity, equity and inclusion policies and practices;
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•	overseeing the Company’s obligations and related matters in connection with the Company’s status as a public benefit corporation; and
•	reviewing and evaluating on an annual basis the performance of the LDEIC committee and its charter and recommending such changes as deemed necessary with our board of directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Theodore R. Mitchell, Carmen Chang, and Christopher D. McCarthy. Theodore R. Mitchell serves as the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee held three meetings in 2022.

Our board of directors has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of the NYSE.

The functions of the nominating and corporate governance committee include, among other things:

•	identifying, reviewing, and making recommendations of candidates to serve on our board of directors;
•	evaluating the performance of our board of directors, committees of our board of directors, and individual directors and determining whether continued service on our board is appropriate;
•	evaluating nominations by stockholders of candidates for election to our board of directors;
•	evaluating the current size, composition, and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;
•	developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;
•	reviewing and making recommendations to our board of directors regarding the stock ownership guidelines applicable to our non-employee board members and officers;
•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors’ current and emerging corporate governance trends;
•	developing and reviewing periodically with the Chairman of the board of directors and the Chief Executive Officer the succession plan relating to the Chief Executive Officer and make recommendations to the board of directors with respect to such plan; and
•	reviewing periodically the nominating and corporate governance committee charter, structure, and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

Compensation Committee Interlocks and Insider Participation

The members of our LDEIC committee during 2022 were Scott D. Sandell, Carmen Chang, and Amanda M. Clark, none of whom have ever been an executive officer or employee of ours. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or LDEIC committee.

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Board Leadership Structure

We have chosen to separate the roles of chairman of the board of directors and Chief Executive Officer. Our board of directors believes that separating these roles is the most appropriate structure for Coursera. Our board of directors believes that a separate chairman enables the board of directors to more effectively and objectively monitor the performance of Coursera, the Chief Executive Officer, and our executive officers. By separating these roles, our board of directors believes that Mr. Maggioncalda can devote his attention to executing our strategy while Mr. Ng can take responsibility for leading the board of directors.

In his role as chairman, Mr. Ng undertakes several responsibilities with respect to the operations and functioning of our board of directors. Among these responsibilities are the following: presides at meetings of our board of directors; presides over executive sessions of the non-employee directors; helps facilitate communication between senior management and the independent directors; works with committee chairs to oversee coordinated coverage of board responsibilities; and undertakes such other responsibilities as our board of directors may assign to him from time to time. Mr. Ng has served as the chairman of the board of directors since April 2021.

If our chairman of the board of directors is not an independent director, our board of directors may appoint an independent director to serve as lead independent director in accordance with our Corporate Governance Guidelines. Our board of directors has appointed Scott D. Sandell to serve as our lead independent director. As lead independent director, Mr. Sandell’s primary responsibilities include, among other things, presiding over all meetings at which the chairman is not present and serving as a liaison between the chairman and the independent directors.

Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our risk governance framework is designed to ensure the board is informed of the critical risks in our business and strategy and that our risk management processes are functioning effectively, to facilitate open communication between management and the board and to foster a culture of integrity and risk awareness.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. This approach allows the board to draw upon the experience and judgment of all directors in overseeing and managing the risks we face over the short, medium and long term. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also oversees our technology and information security (including cybersecurity) policies and practices and the internal controls regarding information security and monitors our compliance with legal and regulatory requirements.

Our LDEIC committee assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee also periodically evaluates our risk management process in light of the nature of the material risks we face and the adequacy of our governance policies and procedures designed to address risk.

Selected Areas of Oversight

People, Talent and Culture

As a business centered on transforming the lives of our global community of learners through learning, we are committed to empowering our employees to learn and grow at work. Our LDEIC committee oversees our human capital, talent development and diversity, equity and inclusion strategy and policies. The committee reviews and reports back to the board on a broad range of human capital management topics, including talent management; employee development and training; retention; workplace culture and inclusion; employee engagement; employee education and training; pay equity; and employee health, safety and wellbeing.

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Cybersecurity and Data Privacy

We are committed to protecting the data that users entrust to us through strong security measures. Coursera serves learners, educators, and institutions in countries around the globe and recognizes the need to align to international security standards. Our board and our audit committee are actively engaged in the oversight of our information security program and work closely with management which has general responsibility for implementation of our information technology, cybersecurity, and privacy strategies and policies, including deployment and use of security tools, applications, and employee training. Our audit committee receives quarterly updates on these matters from our Information Security team, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes.

Environment

During 2022, we took initial steps to analyze our greenhouse gas emissions in order to validate our assumptions about the environmental benefits of our remote-first work model and give us the information to make more informed decisions in the future. Our remote-first approach has allowed us to minimize our facility footprint, daily commutes, and travel despite the expansion of our employee base. Our board is committed to identifying strategies to ensure our business will continue to limit its environmental footprint. Our audit committee oversees our sustainability-related initiatives which include promoting environmental literacy and expanding our offerings of ESG-related content for our community of learners, overseeing our GHG emissions tracking and reporting, and monitoring sustainability initiatives to minimize the environmental footprint of our team members.

Form of Majority Voting for Uncontested Director Elections

Our Bylaws provide that if a majority of the votes cast for a director are marked “against” or “withheld” in an uncontested election, the director must promptly tender his or her irrevocable resignation for our board of directors’ or the nominating and corporate governance committee’s consideration. In addition, our Corporate Governance Guidelines provide that the board of directors shall nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the board of such resignation.

Corporate Governance Guidelines

Our board of directors has adopted written Corporate Governance Guidelines to ensure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists our board of directors in implementing and adhering to the Corporate Governance Guidelines, including by approving any director’s simultaneous service on more than four public company boards. The Corporate Governance Guidelines are reviewed at least annually by the nominating and corporate governance committee, and changes are recommended to our board of directors as warranted.

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Codes of Business Conduct and Ethics

We believe that our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers, and employees. The code addresses various topics, including:

•	compliance with laws, rules, and regulations;
•	confidentiality;
•	conflicts of interest;
•	corporate opportunities;
•	competition and fair dealing;
•	payments or gifts from others;
•	health and safety;
•	insider trading;
•	protection and proper use of company assets; and
•	record keeping.

Our board of directors has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and the Controller as well as other key management employees addressing ethical issues. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are each posted on our website at https://investor.coursera.com. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our board of directors. Any waiver to the Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

To date, there have been no waivers under our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to certain provisions of these codes or waivers of such codes granted to executive officers and directors on our website at https://investor.coursera.com within four business days following the date of such amendment or waiver.

Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, charters for each of the audit, LDEIC, and nominating and corporate governance committees, and other corporate governance documents, are posted on the investor relations section of our website at https://investor.coursera.com/ under the heading “Governance — Governance Documents.” In addition, stockholders may obtain a printed copy of these documents by writing to Secretary, Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041.

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Anti-Hedging Policy

Under our insider trading policy, our directors, officers, employees, consultants, and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges, without prior written pre-clearance from our General Counsel.

Our Director Nomination Process

Our board of directors nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the board for nomination or election.

Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives, and skills. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, leadership, business acumen, diversity of backgrounds, perspectives, skills, age, gender, ethnicity, and professional experience, the ability of a candidate to devote sufficient time and attention to the affairs of the Company, knowledge of or experience in the industry in which the Company operates in, and the extent to which a particular candidate would fill a present or anticipated need on the board of directors. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee also seeks to ensure that a majority of our directors are independent under the rules of the NYSE and that one or more of our directors is an “audit committee financial expert” under the rules of the SEC.

The nominating and corporate governance committee believes it appropriate for our Chief Executive Officer to participate as a member of our board of directors.

Prior to our annual meeting of stockholders, our nominating and corporate governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, and the candidate’s prior service as a director. If a director no longer wishes to continue in service, if the nominating and corporate governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the committee will consider whether to replace the director or to decrease the size of the board. If the decision is to replace a director, the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by committee members, by other board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the nominating and corporate governance committee based on the membership criteria described above and set forth in our corporate governance guidelines.

Board Effectiveness, Board Annual Self-Assessments, Board Education

Our board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. On an annual basis, our board and each of its committees conduct self-assessments to evaluate performance and to identify opportunities for improvement. The self-assessments are led by the Nominating and Corporate Governance Committee and the results of the evaluation are shared with the full board along with recommendations to enhance the effectiveness of the board and its committees. As the first step in the self-assessment process, directors respond to comprehensive questions, which ask them to consider various topics related to board and committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, agendas, materials, and discussion topics. The board then reviews the

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responses from the assessments and any recommendations made. The results of the assessments are then discussed by our board and the respective committees in executive session, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent board and committee meetings, where appropriate. In addition, all members of our board have the opportunity and are encouraged to attend director education programs to assist them in remaining current with best practices and developments in corporate governance.

Stockholder Recommendations for Nominations to our Board

The nominating and corporate governance committee will consider candidates recommended by stockholders. A stockholder who wishes to suggest a prospective nominee for our board of directors should notify the Secretary of the Company or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at an annual meeting of stockholders. To be timely, our Bylaws provide that the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than 120 days nor less than 90 days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations pursuant to our Bylaws and under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder Engagement; How to Communicate with our Board

We proactively engage with stockholders and other stakeholders throughout the year to learn their perspectives on significant issues. This engagement helps us better understand stockholder priorities and perspectives and help foster ongoing constructive dialogue with our community of stockholders. The Board and our management teams carefully consider the feedback from these meetings, as well as stockholder support and feedback at our annual meetings, when reviewing our business practices, corporate governance framework, and executive compensation program. During the fall of 2022, following our 2022 annual meeting of stockholders, we engaged with investors owning approximately 45% of our outstanding shares at that time to better understand their perspectives on our operations and strategy and our policies and approaches to governance, compensation, human capital and sustainability.

Our board of directors welcomes questions or comments about the Company and our operations. If stockholders or interested parties wish to communicate with our board of directors, including our independent directors, they may send their communication in writing to: Secretary, Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041. You must include your name and address in the written communication and indicate whether you are a stockholder. The Secretary will review any communication received from a stockholder or interested party, and all material communications will be forwarded to the appropriate director or directors or committee of our board of directors based on the subject matter.

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2022 Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors during the year ended December 31, 2022, pursuant to the non-employee director compensation policy described below. Our employee directors did not receive any cash compensation for their service on our Board or committees of our Board in 2022.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
Carmen Chang	40,000	133,200	173,200
Amanda M. Clark	46,000	133,200	179,200
L. John Doerr(3)	38,000	133,200	171,200
Theodore R. Mitchell	44,000	133,200	177,200
Andrew Y. Ng	50,000	133,200	183,200
Scott D. Sandell	42,000	133,200	175,200
Sabrina L. Simmons	50,000	133,200	183,200

1.	The amount shown in this column does not reflect the dollar amount actually received by the director, instead it represents the aggregate fair value of the stock awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, Compensation—Stock Compensation (“ASC 718”). Assumptions used in the calculations of these amounts are included in Note 13 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023.
2.	The following table sets forth the aggregate number of shares of common stock underlying stock option awards and restricted stock units (“RSUs”) outstanding as of December 31, 2022:

Name	Number of shares
Carmen Chang	22,062
Amanda M. Clark	33,655
L. John Doerr(3)	8,655
Theodore R. Mitchell	158,655
Andrew Y. Ng	1,008,655
Scott D. Sandell	8,655
Sabrina L. Simmons	158,655

3.	Mr. Doerr resigned from our Board effective January 4, 2023, and as a result, all unvested RSUs held by Mr. Doerr as of such date were forfeited.

Standard Compensation Arrangements

Employee directors do not receive any compensation for service as a member of our board of directors. We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board

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and committee meetings. We have also, from time to time, granted stock options or RSUs to our non-employee directors as compensation under our equity incentive plans.

We have adopted a non-employee director compensation policy, amended as of January 1, 2023, that includes the following cash compensation for non-employee directors, which is based on a review of director compensation at comparable companies in our industry, consisting of a $35,000 annual retainer, an additional $15,000 annual retainer for the non-executive chair, and the following additional annual retainers for committee service:

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Leadership, Diversity, Equity, Inclusion, and Compensation Committee	15,000	7,300
Nominating and Corporate Governance Committee	8,000	4,000

The non-employee director compensation policy also provides for the annual grant of RSUs under the Coursera, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) following the conclusion of each regular annual meeting of our stockholders to each non-employee director who will continue serving as a member of the board of directors. The annual RSU award will be with respect to a number of shares of common stock having an aggregate fair value equal to $185,000, based on the average closing price of a share of Company common stock during the 30 calendar days prior to the grant date. Each annual RSU award will become fully vested, subject to continued service as a director, on the earliest of the 12 month anniversary of the grant date, the next annual meeting of stockholders following the grant date, or the consummation of a change in control as defined in the 2021 Plan, subject to the non-employee director’s continued service as a director of the Company through the applicable vesting date. If a change in control event occurs during the director’s service, all of the shares subject to the award will immediately vest upon such change in control event.

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Certain Relationships and
Related Transactions

The following includes a summary of transactions since January 1, 2022 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers, or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation” or would be described under “Executive Compensation” if the applicable executive officer had been a named executive officer.

Investors’ Rights Agreement

In connection with the issuance and sale of an aggregate of 7,647,058 shares of our Series F redeemable convertible preferred stock, on July 7, 2020, we entered into an Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”). The Rights Agreement grants certain holders of our common stock specified registration rights with respect to shares of our common stock, including shares of our common stock issued or issuable upon conversion of the shares of our redeemable convertible preferred stock held by them prior to our initial public offering (“IPO”).

Online Course Hosting and Services Agreement with Deeplearning.AI

On August 7, 2017, we entered into an Online Course Hosting and Services Agreement (as amended, the “Original Hosting Agreement”) with deeplearning.ai LLC (“DeepLearning LLC”) which is wholly owned by Dr. Ng, Chairman of our board of directors. On October 1, 2020, the Original Hosting Agreement was terminated, and we entered into a new Online Course Hosting and Services Agreement (together with the Original Hosting Agreement, the “Hosting Agreements”) with DeepLearning.AI Corp., which is wholly owned by DeepLearning LLC (“DeepLearning Corp.”, and together with DeepLearning LLC, the “DeepLearning Entities”). DeepLearning Corp. develops AI education courses, which are currently distributed through our platform. Pursuant to the Hosting Agreements, DeepLearning Corp. receives 50% of revenue attributable to courses provided by the DeepLearning Entities (subject to customary conditions and deductions) on our platform, except for certain machine learning specialization courses co-developed and co-branded by the DeepLearning Entities and Stanford, for which we make payments to Stanford equal to 60% of revenue attributable to such courses, which amount is subsequently shared between the DeepLearning Entities and Stanford. We are not party to, or otherwise involved with, this subsequent revenue sharing arrangement. Under the Hosting Agreements, we made payments to the DeepLearning Entities in an amount of approximately $6.0 million in 2022.

Consulting Agreement with Andrew Y. Ng

On June 1, 2014, we entered into a Consultant and Proprietary Information Nondisclosure Agreement with Dr. Ng for advisory services (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Ng receives reimbursement for reasonable expenses required to complete his duties and responsibilities (subject to approval from our Chief Executive Officer) and payment of $1.00 per annum.

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Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Employment Agreements

We have entered into employment agreements and offer letter agreements with certain of our executive officers. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control.”

Policies and Procedures for Transactions with Related Persons

We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships, including any indebtedness or guarantee of indebtedness) in which we or any of our subsidiaries are participants, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an executive officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant stockholders. In considering related person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

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Executive Officers

The names of our executive officers and other corporate officers, and their ages as of April 1, 2023, are as follows:

Name	Age	Position
Jeffrey N. Maggioncalda	54	President, Chief Executive Officer, and Director
Kenneth R. Hahn	56	Senior Vice President, Chief Financial Officer, and Treasurer
Leah F. Belsky	42	Senior Vice President and Chief Revenue Officer
Shravan K. Goli	52	Senior Vice President and Chief Operating Officer
Richard J. Jacquet, Jr.	55	Senior Vice President and Chief People Officer
Anne T. Cappel	61	Senior Vice President, General Counsel, and Secretary
Michele M. Meyers	43	Vice President, Accounting and Chief Accounting Officer

Certain biographical information of our executive officers is set forth below (except Mr. Maggioncalda’s information, which is set forth above under “Proposal 1 Election of Directors—Other Directors”):

Kenneth R. Hahn has served as our Senior Vice President, Chief Financial Officer, and Treasurer since May 2020. Prior to joining Coursera, Mr. Hahn was the Chief Financial Officer of CollectiveHealth, Inc., a private healthcare SaaS company, from March 2017 until May 2020. Mr. Hahn also previously served as Chief Financial Officer at QuinStreet, Inc. (Nasdaq: QNST), Borland Software Corporation (Nasdaq: BORL), and Extensity, Inc. (Nasdaq: EXTN). Mr. Hahn holds a B.A. in Business Administration summa cum laude from California State University, Fullerton and an M.B.A. from Stanford Graduate School of Business, where he was named an Arjay Miller Scholar.

Leah F. Belsky has served as our Senior Vice President and Chief Revenue Officer since October 2022. Prior to becoming our Chief Revenue Officer, Ms. Belsky served in various other roles at Coursera, including as Senior Vice President and Chief Enterprise Officer from December 2019 until October 2022, Senior Vice President of Enterprise from March 2018 until December 2019, Vice President of Global Sales & Business Development from November 2016 until March 2018, and as Vice President of Partnerships from October 2015 until November 2016. Prior to joining Coursera, from October 2011 until October 2015, Ms. Belsky was Senior Vice President at Kaltura, Inc., a video technology company, where she oversaw enterprise growth, operations, services, and international expansion during her tenure. Ms. Belsky holds a B.A. in Political Science and Human Biology from Brown University and a J.D. from Yale Law School.

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Shravan K. Goli has served as our Senior Vice President and Chief Operating Officer since October 2022. Prior to becoming our Chief Operating Officer, Mr. Goli served as our Chief Product Officer and Head of Consumer Revenue from April 2018 until October 2022. Prior to joining Coursera, Mr. Goli worked at DHI Group, Inc. where he served as President of Dice.com (predecessor of DHI Group, Inc.), an online job searching platform, from March 2013 until June 2017. Before that, Mr. Goli served as President and Chief Executive Officer of Dictionary.com, LLC, an online dictionary, from 2009 until 2013. Previously, Mr. Goli was the General Manager for Social Media Business at Slide, Inc., a software company, and also served as the General Manager for Yahoo! Video and the Head of Products for Yahoo! Finance at Yahoo! Inc., a web services company. Mr. Goli holds a Bachelor of Engineering in Computer Science from Osmania University, an M.S. in Computer Science from the University of Maryland, and an M.B.A. from the University of Washington. Mr. Goli has also served as a director of NetGear, Inc. since August 2021 and as a member of its Nominating and Corporate Governance and Software and Subscription Committees.

Richard J. Jacquet, Jr. has served as our Senior Vice President and Chief People Officer since January 2019. Prior to joining Coursera, Mr. Jacquet was the Chief People Officer of Gigamon Inc., a networking and security SaaS company, from May 2013 until January 2019. From March 2007 to May 2013, Mr. Jacquet held various other positions at Yahoo! Inc. Mr. Jacquet holds a B.S. in Business from California State University, Chico and an M.B.A. from Notre Dame de Namur University.

Anne T. Cappel has served as our Senior Vice President, General Counsel, and Secretary since October 2017. Prior to joining Coursera, Ms. Cappel served in multiple roles for Financial Engines, Inc. from November 2003 to April 2016, including as Executive Vice President, General Counsel, and Secretary. She also served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, from April 2000 to October 2003. Ms. Cappel holds a J.D. from Boston University School of Law and a B.A. in Economics from Yale University.

Michele M. Meyers has served as our Vice President, Accounting and Chief Accounting Officer since March 2022. Prior to joining Coursera, Ms. Meyers spent seven years at Black Knight, Inc. (NYSE: BKI), a market-leading provider of software solutions, data, and analytics to the mortgage and real estate industries, serving for three years as their Chief Accounting Officer and Treasurer and for four years as their Vice President, Finance and Controller. From July 2012 to January 2015, Ms. Meyers served as Vice President and Corporate Controller of Altisource Portfolio Solutions S.A. (Nasdaq: ASPS), an integrated service provider and marketplace for the real estate and mortgage industries. Ms. Meyers began her career with Deloitte & Touche LLP, where she held various titles of increasing responsibility, last serving in the role of Audit Senior Manager. Ms. Meyers earned a bachelor’s degree in Accounting from the University of West Florida and is a certified public accountant.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for the year ended December 31, 2022. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers for the year ended December 31, 2022, and who we refer to as our “named executive officers.” For 2022, our named executive officers were:

•	Jeffrey N. Maggioncalda, our President and Chief Executive Officer (our “CEO”);
•	Kenneth R. Hahn, our Senior Vice President, Chief Financial Officer, and Treasurer (our “CFO”);
•	Shravan K. Goli, our Senior Vice President and Chief Operating Officer;
•	Leah F. Belsky, our Senior Vice President and Chief Revenue Officer; and
•	Richard J. Jacquet, Jr., our Senior Vice President and Chief People Officer.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the LDEIC committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, in 2022.

Overview

Who We Are

Our mission is to provide universal access to world-class learning so that anyone, anywhere has the power to transform their life through learning.

Learning is the source of human progress. The spread of ideas across cultures and ages has helped transform our world from illness to health, from poverty to prosperity, and from conflict to peace. By combining some of the world’s best educational content with a technology platform that can serve learners on a global scale, we believe Coursera will enable the digital transformation of higher education and bring relevant, high-quality, affordable education to every corner of the world.

Coursera is a platform that enables a global ecosystem of educators, learners, organizations, and institutions. As of December 31, 2022, approximately 118 million learners had registered on Coursera to learn from more than 300 leading university and industry partners through thousands of offerings ranging from industry microcredentials to full diploma-bearing degrees. Coursera serves learners in their homes, through their employers, through their colleges and universities, and through government-sponsored programs. As of December 31, 2022, over 1,100 organizations were paying Enterprise customers, including businesses, colleges, universities, and governmental organizations. We also provide social impact programs that have helped more than 180,000 learners around the world. The graphic below illustrates our global learning ecosystem as of December 31, 2022:

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2022 Business Highlights

In 2022, we delivered strong results, executing amidst a challenging external environment that remained dynamic as inflation and geopolitical tensions persisted. During 2022, we delivered the following financial and strategic results:

•	Delivered year-over-year revenue growth of 26%, reflecting our ability to deliver the skills and branded credentials desired by both individuals and institutions in today’s digital economy.
•	Reduced our operating expenses, including by reducing our global workforce headcount and reassigning responsibilities internally among our executive officers, to better align our cost structure and personnel needs with our business objectives, growth opportunities, and operational priorities, and to allow us to prioritize investments in key initiatives that are expected to drive long-term, sustainable growth.
•	Added over 21 million new learners seeking in-demand skills and recognized industry credentials.
•	Launched 13 new entry-level Professional Certificates created by leading global brands, further enhancing the roles available in our Career Academy offering with Google Digital Marketing and E-commerce, IBM Technical Support, Meta Front-End Developer, and more.
•	Won new and expanded existing Coursera for Business customer relationships with leading global brands, including Belcorp (Peru), Cisco Systems (U.S.), Ford Motor Company (U.S.), Sanofi (France), and Unicomer (Costa Rica).
•	Expanded the international customer reach of Coursera for Government with new reskilling and upskilling programs, including Dubai Police (UAE), NITDA (Nigeria), Governo do Espirito Santo (Brazil), and UNDP.
•	Signed a multi-year Coursera for Campus partnership with the University of Texas System to equip students and faculty across eight campuses with the skills and credentials needed in the digital economy, including our entry-level Professional Certificates, which are being integrated for-credit at several universities.
•	Secured American Council on Education Credit Recommendation for six additional entry-level Professional Certificates, with a total of 14 now recognized for academic credit.
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2022 Executive Compensation Highlights

Consistent with our performance and compensation philosophy, the LDEIC committee took the following compensation actions for our named executive officers for 2022:

•	Base Salaries: As in past years since he has joined us, our CEO refused a salary increase. Our other named executive officers received base salary increases ranging from 6% to 16% in order to better align them with public company norms as well as recognize increased responsibilities.
•	Bonuses: As in past years since he joined us, our CEO refused an increase in target bonus opportunity despite his bonus target opportunity being below public company norms for a CEO. Target bonus opportunities, as a percentage of annual salary, for our other named executive officers increased by 10% or less, except for one named executive officer who received an increase in target bonus opportunity in connection with their promotion. Bonuses were earned at approximately 42% of target.
•	Equity Awards: To incentivize executive retention, including retention of our named executive officers, we granted restricted stock units (“RSUs”) that vest over multiple years, subject to the executive’s continuous employment with the Company.

Emphasis on At Risk Compensation

Consistent with our compensation philosophy, our executive compensation program emphasizes “variable” and “at-risk” pay over “fixed” pay and focuses on long-term incentives. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and the performance of our stock price. In 2022, the majority of the target total direct compensation of our CEO consisted of at-risk pay, including cash awarded under our annual bonus plan and long-term incentives in the form of RSUs for which vesting is dependent on multi-year service. Fixed pay, primarily consisting of base salary, made up only 1% of our CEO’s target total direct compensation in 2022, while at risk pay, consisting of both annual and long-term incentives in the form of equity awards, made up 99% of his target total direct compensation. Similar allocations are applied to our other executive officers, including our other named executive officers. The following charts show the percentages of target at risk pay versus target fixed pay for our CEO and our other named executive officers in 2022.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. To ensure alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk”.

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We emphasize at risk compensation that appropriately rewards our named executive officers through two separate compensation elements:

•	Bonuses: A substantial portion of our named executive officers’, including our named executive officers’, total compensation opportunity is derived from participation in our cash bonus plan, which provides annual cash payments based on short-term financial, operational, and strategic results that meet or exceed the objectives set by our LDEIC committee.
•	Equity Awards: In most years, equity compensation, in the form of RSUs and stock option awards, comprise a majority of our executive officers’, including our named executive officers’, target total direct compensation opportunities. These awards are aimed at rewarding our executive officers, including our named executive officers, over a multi-year period. The current and future economic value of these awards depends significantly on the value of our common stock, thereby incentivizing our executive officers to build sustainable long-term value for the benefit of our stockholders.

Variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability based on our performance. The performance goals we set for 2022 for our annual cash bonus plan were aggressive and resulted in a payment of approximately 42% of the target bonus level under the Executive Incentive Compensation Plan and approximately 87% under the 2022 Enterprise Incentive Plan (each as described in greater detail below). As we mature as a public company, we intend that our executive compensation program will continue to evolve to reflect our executive compensation philosophy and objective of rewarding strong performance with competitive and incentivizing compensation.

Executive Compensation Best Practices

We maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2022, the following executive compensation policies and practices were in place:

What We Do
✓	Compensation Committee Independence — Our compensation committee, the LDEIC committee, is composed solely of independent directors.
✓	LDEIC Committee Advisor Independence — The LDEIC committee utilizes an independent compensation consultant, which is retained directly by the LDEIC committee and provides no other services for the Company.
✓	Emphasize Long-Term Equity Compensation — We use equity awards to deliver long-term incentive compensation opportunities to our executive officers, including our named executive officers. These equity awards vest over multi-year periods, which helps serve our long-term value creation goals and retention objectives.
✓	Pay for Performance: Annual Bonuses — Consistent with our performance-based annual incentive program design, 100% of each named executive officer’s cash bonus payment for 2022 was tied to Company performance metrics.
✓	Annual Compensation Review — We conduct an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
✓	Compensation-Related Risk Assessment — We conduct an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.
✓	Reasonable Change-in-Control Arrangements — The post-employment compensation arrangements for our executive officers, including our named executive officers, provide for amounts and multiples that are within reasonable market norms.
✓	Prohibition on Hedging and Pledging — We prohibit our employees from hedging any Company securities and from pledging any Company securities as collateral for a loan.
✓	Succession Planning — We review the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.
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What We Do Not Do
✗	No Executive Retirement Programs — We do not offer a pension plan or other executive retirement or nonqualified deferred compensation plans or arrangements.
✗	No Executive Perquisites — We do not provide any special perquisites or other personal benefits to the named executive officers.
✗	No Tax “Gross-Ups” or Payments — We do not provide any “gross-ups” or tax payments in connection with any compensation element.
✗	No Dividends — We have not paid dividends or dividend equivalents on unvested equity awards.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive technology and consumer-oriented environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

The LDEIC committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the LDEIC committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the LDEIC committee considers all of the factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the LDEIC committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the LDEIC committee to review executive compensation annually.

Say on Pay and Stockholder Outreach

This is our first year with our Say on Pay Frequency proposal on the ballot. Understanding the perspectives of our stockholders is important to us. Beginning in 2023, in order to better understand the concerns of our key stockholders, we plan to conduct outreach annually regarding any questions or concerns they may have on our executive compensation program.

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Compensation Elements

The three primary elements of our executive compensation programs are: (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base Salary	Individual performance and relative contributions and responsibilities, level of experience, expected future performance, and contributions	Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position
Annual Cash Bonus Opportunities	Achievement of pre-established corporate performance objectives

Motivates executive officers to achieve our key business
objectives for the year

Objectives are established to incent our executive officers to achieve or exceed performance objectives. For 2022, payouts for corporate performance objectives could range from 0% to 150% for each objective, depending on actual achievement; actual 2022 bonuses were earned at approximately 42% of target under the Executive Incentive Compensation Plan and approximately 87% of target under the 2022 Enterprise Incentive Plan

Long-Term Incentives/Equity Awards

Achievement of long-term stockholder value and to attract, retain, motivate, and reward executive officers over extended periods for successful corporate performance

Multi-year vesting requirements promote retention of highly-valued executive officers

Annual equity awards that vest over multiple years and provide a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the awards vest over an extended period of time, they serve to focus management on the creation and maintenance of long-term stockholder value

Our executive officers, including our named executive officers, are also eligible to participate in the standard employee benefit plans available to most of our employees (depending on location). In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under limited circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executive officers, including our named executive officers, in 2022 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program that enables us to attract and retain a stable management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account the executive’s position, qualifications, experience, prior salary level, expected contributions, and the base salaries of our other executive officers. Thereafter, the LDEIC committee reviews the base salaries of our executive officers, including our named executive officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate. No named executive officers are entitled to any automatic base salary increases, and all base salary increases are determined by the LDEIC committee at its discretion.

In late 2021, the LDEIC committee reviewed the base salaries of our executive officers, including our named executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO

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(except with respect to his own base salary), as well as the other factors described above. Following this review, the LDEIC committee increased the base salaries of our executive officers (except our CEO), effective as of March 1, 2022, in order to increase their competitiveness with the public market comparables in a very challenging environment. At our CEO’s request, his 2022 base salary was not increased; nor has he received a base salary increase since he joined us in 2017.

The base salaries of our named executive officers as of March 1, 2021 and March 1, 2022, were as follows:

Named Executive Officer	Base Salary 2021	Base Salary 2022	Percentage Adjustment
Jeffrey N. Maggioncalda	$400,000	$400,000	0%
Kenneth R. Hahn	$375,000	$410,000	9%
Shravan K. Goli	$425,000	$450,000	6%
Leah F. Belsky	$345,000	$400,000	16%
Richard J. Jacquet, Jr.	$335,000	$360,000	7%

On October 1, 2022, the base salaries of Mr. Goli and Ms. Belsky were increased to recognize their increased responsibilities in connection with their promotions. Mr. Goli’s base salary was increased to $473,000, a 5.1% increase, in connection with his promotion to Senior Vice President and Chief Operating Officer, and Ms. Belsky’s base salary was increased to $426,000, a 6.5% increase, in connection with her promotion to Senior Vice President and Chief Revenue Officer.

Annual Cash Bonus Opportunity

We use annual cash bonus opportunities to motivate our executive officers, including our named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

The LDEIC committee establishes annual cash bonus opportunities pursuant to our Executive Incentive Compensation Plan that reward our executive officers for our actual corporate performance over our fiscal year. The annual cash bonus opportunities are designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

In 2021, the LDEIC committee established cash bonus opportunities under the Executive Incentive Compensation Plan for our executive officers, including our named executive officers. Of our named executive officers, each named executive officer was eligible to participate in the Executive Incentive Compensation Plan and only Ms. Belsky was eligible to receive a bonus under the 2022 Enterprise Incentive Plan.

Under the Executive Incentive Compensation Plan, the LDEIC committee had the authority to determine the performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers. The performance measures involving our financial results could be determined in accordance with U.S. generally accepted accounting principles (“GAAP”), or such financial results could consist of non-GAAP financial measures, and any actual results were subject to adjustment by the LDEIC committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met. Individual performance objectives could be established on the basis of any factors the LDEIC committee determined relevant, and were subject to adjustment on an individual, divisional, business unit, or company-wide basis.

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Under the Executive Incentive Compensation Plan, the LDEIC committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount the Company allocates to the bonus pool for the year. Further, any bonus paid under the Executive Incentive Compensation Plan could be below, at, or above a participant’s target bonus opportunity, in the LDEIC committee’s sole discretion. The LDEIC committee could determine the amount of any reduction on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considered.

2022 Target Bonus Opportunities

The target annual cash bonus opportunities for each of our named executive officers under the Executive Incentive Compensation Plan for 2022, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Jeffrey N. Maggioncalda	63%
Kenneth R. Hahn	70%
Shravan K. Goli	50%	(1)
Leah F. Belsky	25%
Richard J. Jacquet, Jr.	50%
1.	Mr. Goli’s target bonus opportunity increased to 80% of his base salary effective as of October 1, 2022 in connection with his promotion to Senior Vice President and Chief Operating Officer.

The target annual cash bonus opportunities under the Executive Incentive Compensation Plan of our executive officers, including the named executive officers, were weighted 100% on the corporate performance objectives discussed below. Any increase or decrease in base salary will be prorated for the fiscal year to reflect the effective date of such increases. In 2022, in addition to participating in the Executive Incentive Compensation Plan, Ms. Belsky was eligible to participate in our 2022 Enterprise Incentive Plan which included commission-based cash bonus payments upon the achievement of certain enterprise financial targets with a target bonus opportunity equal to 75% of her base salary. The LDEIC committee determined these allocations to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan.

Corporate Performance Measures, Targets, Results and Bonus Decisions

For purposes of the Executive Incentive Compensation Plan for 2022, the LDEIC committee selected revenue, New Enrolled Degree Students, and Coursera for Campus (“C4C”) annual contract value (“ACV”) as the corporate performance measures. Each of the corporate performance measures was equally weighted. The LDEIC committee believed these performance measures were appropriate for our business because they focused on overall growth in company revenue and specific strategic business initiatives, both of which it believes directly influence long-term stockholder value. At the same time, the LDEIC committee established target performance levels for each of the corporate performance measures at levels that it believed to be challenging.

For purposes of the Executive Incentive Compensation Plan, the non-GAAP corporate performance measures were to be calculated as follows:

•	“New Enrolled Degree Students” meant number of new degree students enrolled in programs starting in 2022; and
•	“C4C ACV” meant annual contract dollar value of Coursera for Campus contracts.
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There is no GAAP measure comparable to New Enrolled Degree Students or C4C ACV.

In February 2022, the LDEIC committee established the following minimum, target, and maximum levels of achievement for the corporate performance measures and their respective payment amounts, with the actual bonus payment with respect to each measure to be determined independently:

Corporate Performance Measure	Threshold Performance Level	Threshold Payment Level	Target Performance Level	Target Payment Level	Maximum Performance Level	Maximum Payment Level
Revenue	75%	50%	100%	100%	125%	150%
New Enrolled Degree Students	60%	50%	100%	100%	125%	150%
C4C ACV	60%	20%	100%	100%	125%	150%

The LDEIC committee believed that satisfaction of minimum, target, and maximum levels of achievement for each of the corporate performance measures would require significant growth. In the event of actual performance between the threshold and target, and target and maximum, performance levels, the payment amount was to be calculated between each designated segment on a linear basis.

In February 2023, the LDEIC committee determined that our actual achievement with respect to the corporate financial objectives under the Executive Incentive Compensation Plan for revenue, as compared with the target, was as follows:

Corporate Performance Measure	2022 Target Level	2022 Actual Result	2022 Percent Achieved
Revenue	$565.5 million	$523.8 million	85.2%

In February 2022, the LDEIC committee established challenging and rigorous thresholds, target, and maximum levels of achievement under our Executive Incentive Compensation Plan for each of the New Enrolled Degree Student and C4C ACV performance measures that the LDEIC committee believed would have required significant growth to achieve at the target level. In February 2023, the LDEIC committee determined that the performance levels achieved for our New Enrolled Degree Student and C4C ACV performance measures were 53.3% and 70.6%, respectively. As a result, the LDEIC committee awarded the achievement of our New Enrolled Degree Student and C4C ACV performance measures at 0% and 41.2% payment levels, respectively.

Accordingly, the LDEIC committee determined that, based on our actual performance with respect to each corporate performance measure, the corporate performance objectives had been achieved, in the aggregate, at approximately 42.13% under the Executive Incentive Compensation Plan for 2022.

Based on our actual performance with respect to our enterprise business performance measures under the 2022 Enterprise Incentive Plan, the enterprise business objectives were achieved at approximately 87% of target under the 2022 Enterprise Incentive Plan, resulting in a sales commission bonus of $257,268 for Ms. Belsky.

Based on its review of our overall corporate performance, the LDEIC committee approved bonus payments as follows for our named executive officers:

Named Executive Officer	Actual Annual Cash Bonus Payment
Jeffrey N. Maggioncalda	$105,325
Kenneth R. Hahn	$119,193
Shravan K. Goli	$110,072
Leah F. Belsky	$299,117	(1)
Richard J. Jacquet, Jr.	$74,956
1.	For Ms. Belsky, the amounts in this column include (a) $41,849 earned under the Company’s Executive Incentive Compensation Plan and (b) a sales commission bonus of $257,268, which was earned pursuant to our 2022 Enterprise Incentive Plan.
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Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our named executive officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. Prior to our IPO, we relied on options to purchase shares of our common stock to incentivize our executive officers. Beginning in 2019, including leading up to our IPO, we began granting RSUs that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers, including our named executive officers.

In 2022, the LDEIC committee approved equity awards for our executive officers, including our named executive officers, in recognition of our financial results, company performance, each executive officer’s individual performance for 2021 and the first half of 2022, and our strategic retention efforts. In determining the amount of each executive officer’s equity award, the LDEIC committee took into consideration the recommendations of our CEO (except with respect to his own equity award), the factors described above, the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. Due in part to our stock price volatility, the LDEIC committee has paid particular attention to the limited retention hold on outstanding equity awards for members of the executive team, including our named executive officers. A special analysis was done of all of the executive officers’, including our named executive officers’, outstanding awards and our 2022 equity awards were developed to ensure that the executive officers have a market competitive unvested equity position that promotes retention and adequately reflects the executive officer’s duties and responsibilities following our global reduction in headcount. In particular, our LDEIC committee identified that as of December 31, 2022, the total value of our CEO’s unvested equity holdings, as represented by the value of his unvested stock options and RSUs, was less than the 25th percentile of a typical annual equity grant value for CEOs in our peer group, and, accordingly, provided limited retention hold and limited reward for the successful execution of our business strategy. Our CEO’s limited unvested equity grant value was due in part to our practice prior to IPO of making grants periodically when an executive was close to fully vested rather than stacking annual awards. This practice resulted in our CEO having limited unvested equity and the unvested equity he had was negatively impacted by our stock price volatility. The RSU grant to our CEO was in part a “catch up” grant to align his unvested equity holdings with what is appropriate in the market to retain an accomplished CEO and to provide him with the equivalent of what he would have had, if we had made annual grants in prior years. Accordingly, our LDEIC committee determined that it was critical that we grant our CEO a meaningful equity award aimed at providing him with an unvested equity position designed to create a reasonable retention benefit. The grants for Mr. Goli and Ms. Belsky reflect their promotions and increased responsibilities in the Company in 2022. The LDEIC committee understands that the size of these grants is larger than a typical annual grant, but believes that on a one-time basis, these larger grants are essential to adequately motivate the performance of and incent the retention of the executive team. The LDEIC committee expects in 2023 and future years to grant equity awards based on market competitive annual grant values and that the 2022 grants have addressed their retention concerns.

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Our 2022 equity awards consisted solely of RSU awards granted as part of our efforts to increase the retention profile of the named executive officers’ unvested equity holdings. The equity awards granted to our named executive officers in 2022 were as follows:

Named Executive Officer	RSU Awards (number of shares)
Jeffrey N. Maggioncalda	2,654,868
Kenneth R. Hahn	619,470
Shravan K. Goli	884,956
Leah F. Belsky	884,956
Richard J. Jacquet, Jr.	442,478

The RSU awards granted to our executive officers, including the named executive officers, in 2022, will vest, if at all, in quarterly installments over four years (except for Mr. Jacquet’s awards which vest in quarterly installments over two years), subject to the executive officer’s continued employment with the Company on each such vesting date.

As we mature as a public company, we intend that our long-term incentive compensation program will continue to evolve to reflect our executive compensation philosophy and objective of rewarding strong performance with competitive and incentivizing compensation, which may include equity awards that vest based on performance.

Company Benefits

The Company’s benefits are an important tool in our ability to attract and retain outstanding employees throughout the Company. As a business matter, we weigh the benefits we need to offer to remain competitive and attract and retain talented employees against the cost of the benefits. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of Company employees. This section describes the benefits that the Company provides to our executives.

Company-Sponsored Retirement Plan

The Coursera 401(k) Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan that is designed to comply with the Employee Retirement Income Security Act of 1974, as well as federal and state legal requirements. The 401(k) Plan provides retirement benefits to eligible employees of the Company. Eligible employees, including the Company’s named executive officers, may elect to contribute to the 401(k) Plan through salary reduction up to the yearly maximum tax-deductible deferral allowed pursuant to applicable tax regulations. All participants’ interests in their deferrals are 100% vested when contributed under the plan. In 2022, we began providing a dollar-for-dollar Company matching contribution equal to up to 3% of a participant’s semi-monthly salary, up to a maximum of $2,500 annually. Contributions are allocated to each participant’s individual account under the 401(k) Plan and are invested in selected investment alternatives according to the participants’ directions.

We do not provide employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans (pension plans), supplemental executive retirement plans, or nonqualified defined contribution plans.

Welfare and Health Benefits

We provide health and welfare benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits generally include health, dental, vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers.

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Employee Stock Purchase Plan

We maintain our 2021 Employee Stock Purchase Plan (“ESPP”), which is a tax-qualified employee stock purchase plan that offers all eligible employees, including the Company’s named executive officers, the opportunity to acquire an ownership interest in the Company by purchasing shares of our common stock at a discount through the ESPP.

Compensation-Setting Process

Role of the LDEIC Committee

The LDEIC committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including our named executive officers, and the compensation of the non-employee members of our board of directors. The LDEIC committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The LDEIC committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. The charter is available on our Company website at https://investor.coursera.com/ under the heading “Governance — Governance Documents.”

While the LDEIC committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant and legal counsel, as well as our CEO, our CFO, our Chief People Officer, and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The LDEIC committee makes all final decisions regarding compensation for our executive officers, including our named executive officer, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. The LDEIC committee periodically reviews compensation matters with our board of directors. The LDEIC committee meets on a regularly-scheduled basis and at other times as needed. The LDEIC committee met five times during 2022.

Each year, the LDEIC committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the LDEIC committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The LDEIC committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives.

The factors considered by the LDEIC committee in determining the compensation of our executive officers, including our named executive officers, for 2022 included:

•	the recommendations of our CEO (except with respect to his own compensation), as described below;
•	our overall corporate growth and other elements of financial performance;
•	our overall corporate achievements against one or more short-term performance objectives;
•	the individual performance of each executive officer;
•	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);
•	the expected future contribution of the individual executive officers;
•	historical compensation awards of the individual executive officers; and
•	internal pay equity between our executive officers.
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In 2022, the LDEIC committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the LDEIC committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the LDEIC committee also evaluates the performance of our CEO each year and makes all decisions regarding his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentives in the form of equity awards. Our CEO is not present during any of the deliberations regarding his compensation.

Role of our CEO

Our CEO works closely with the LDEIC committee to structure the compensation program for our other executive officers, including the other named executive officers. Our CEO also makes recommendations to the LDEIC committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of our other executive officers, including the other named executive officers (other than himself), for the previous year, and then shares these evaluations with, and makes recommendations to, the LDEIC committee for each element of compensation, including base salary adjustments, target annual cash bonus opportunities, and long-term incentives in the form of equity awards for each of our executive officers based on our results, the individual executive officer’s contribution to these results, his or her performance toward achieving his or her individual performance goals and the market data from the independent compensation consultant. The LDEIC committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our CEO), as well as each individual compensation element.

While the LDEIC committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the LDEIC committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant

Pursuant to its charter, the LDEIC committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determined in its sole discretion, to assist in carrying out its responsibilities. The LDEIC committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the LDEIC committee.

In 2022, pursuant to this authority, the LDEIC committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the LDEIC committee by Compensia in 2022 were as follows:

•	reviewed and updated the compensation peer group;
•	provided advice with respect to compensation best practices and market trends for executive officers, including our named executive officers, and members of our board of directors;
•	analyzed levels of overall compensation and each element of compensation of our executive officers, including our named executive officers;
•	analyzed levels of overall compensation and each element of compensation for the members of our board of directors;
•	conducted an executive compensation risk analysis; and
•	provided ad hoc advice and support throughout the year.
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A representative of Compensia attends meetings of the LDEIC committee as requested and may also communicate with the LDEIC committee outside of meetings. Compensia reports to the LDEIC committee rather than to management, although Compensia may meet with members of management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the LDEIC committee and providing them with market data to assist them in developing their proposals. Throughout 2022, Compensia met with various executive officers to collect data and discuss management’s executive compensation proposals.

The LDEIC committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services for the benefit of the LDEIC committee.

The LDEIC committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the NYSE, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the LDEIC committee has not raised any conflict of interest.

Competitive Positioning

Given our unique history and business, market competitors and geographical location, the LDEIC committee believes that the competitive market for executive talent is composed of U.S. technology companies, with a focus on technology companies providing education services. Accordingly, the LDEIC committee develops a compensation peer group to contain a carefully-selected cross-section of such public companies using factors described below, with revenues and market capitalizations that are similar to ours. This data is supplemented with executive compensation survey data representing both public and private technology companies of similar revenue and market capitalization. The LDEIC committee considers the compensation practices of these peer group companies as one factor in its compensation deliberations.

Compensation Peer Group

As part of its deliberations, the LDEIC committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the LDEIC committee, as well as compensation survey data.

In 2022, the LDEIC committee directed its compensation consultant to review, and if appropriate, refresh its group of peer companies. These peer companies were to be used as a reference for market positioning and for assessing competitive market practices. The compensation consultant undertook a detailed review of the pool of U.S.-based publicly traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size, and growth rate.

Following this review, the compensation consultant recommended to the LDEIC committee the following peer group consisting of 22 publicly traded educational services and software companies, which the LDEIC committee subsequently approved. At the time of the committee’s approval, the selected companies had revenues ranging from $271 million to $1.4 billion, with a median of $441 million, and market capitalizations ranging from $1.2 billion to $12.7 billion, with a median of $4.9 billion. The companies comprising our 2022 compensation peer group were as follows:

Ticker	Company Name	Ticker	Company Name	Ticker	Company Name
TWOU	2U, Inc.	CHGG	Chegg, Inc.	NEWR	New Relic, Inc
ALRM	Alarm.com Holdings, Inc.	ESTC	Elastic N.V.	PWSC	PowerSchool Holdings
AYX	Alteryx, Inc.	EVBG	Everbridge, Inc.	QLYS	Qualys, Inc.
PLAN	Anaplan, Inc.	FSLY	Fastly, Inc.	SMAR	Smartsheet Inc.
APPF	AppFolio, Inc.	FIVN	Five9, Inc.	LRN	Stride, Inc.
APPN	Appian Corporation	INST	Instructure Holding	UDMY	Udemy
BL	BlackLine, Inc.	LPSN	LivePerson, Inc.
BOX	Box, Inc.	MNTV	Momentive Global
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This compensation peer group was used by the LDEIC committee in connection with its annual review of our executive compensation program for 2022 in the second half of 2021. Specifically, the LDEIC committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data from Radford Aon to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The LDEIC committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market. As part of this evaluation, the LDEIC committee also reviewed the performance measures and performance goals generally used within the competitive market to reward performance.

Compensation peer group information is one of several factors that the LDEIC committee considers in making its decisions with respect to the compensation of our executive officers, including our named executive officers. However, we do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely upon any type of benchmarking to a peer or other representative group of companies. The LDEIC committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the LDEIC committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages.

Employment Arrangements

We have extended and entered into written employment offer letters to each of our executive officers, including our CEO and our other named executive officers. Each of these arrangements was approved on our behalf by our board of directors or the LDEIC committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the named executive officer. For a summary of the material terms and conditions of the employment arrangements with each of our named executive officers, see “—Employment Agreements with Our Named Executive Officers” below.

Post-Employment Compensation

We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. In 2022, we maintained a severance plan for certain eligible executives, including our named executive officers (our “Executive Severance Plan”), pursuant to which they may become eligible to receive severance benefits in certain situations.

We believe that our Executive Severance Plan serves several key objectives by: (i) incentivizing our eligible executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction, (ii) creating an equitable program based on the executive’s level of responsibility and tenure, and (iii) reducing administrative costs by eliminating the need to negotiate separation payments and benefits on a case-by-case basis. For a summary of the material terms and conditions of our severance arrangements, as well as the post-employment compensation arrangements with our named executive officers, see “—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Compensation Recovery Policy

We maintain a clawback policy whereby in the event of a restatement of incorrect financial results, the LDEIC committee is required to review (i) all cash incentive awards under our Executive Incentive Compensation Plan, or any successor thereto, (ii) any commissions that were paid to executive officers for performance periods beginning after March 29, 2021,

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and (iii) the settlement of any performance-based equity awards granted to executive officers after March 29, 2021. If any such bonus or commission or the settlement of any such performance-based equity award would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the LDEIC committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of (a) the incremental portion of the bonus or commission in excess of the bonus or commission that would have been paid based on the restated financial results, and (b) the incremental shares of company common stock settled for any performance-based equity awards in excess of the shares of company common stock that would have been settled for such performance-based equity awards based on the restated financial results, or the value of such incremental shares based on the settlement date fair value to the extent an executive officer sells any incremental shares.

We will revise our clawback policy, if necessary, during the required timeframe to incorporate SEC clawback policy requirements once the NYSE listing rules become effective.

Insider Trading, Derivatives Trading, Hedging, and Pledging Policies

We have adopted a policy prohibiting our employees, including our executive officers, and members of our board of directors from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer or member of our board of directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.

Our policy also prohibits our employees, including our executive officers, and members of our board of directors from (i) pledging our common stock and (ii) trading shares of our common stock when the person is aware of material nonpublic information. Our policy further restricts directors, executive officers, and certain other employees determined to have potential access to insider information from trading in Company stock during predetermined closed periods.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of Internal Revenue Code of 1986, as amended, (the “Code”) generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain current and former executive officers. While our LDEIC committee considers tax deductibility as one factor in determining executive compensation, our LDEIC committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the LDEIC committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other

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reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2022 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The LDEIC committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard that governs the accounting treatment of stock-based compensation awards.

ASC 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the stock options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC 718 also requires us to recognize the compensation cost of our stock-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Committee Report

The following report of the compensation committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Coursera, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The LDEIC committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon its review and those discussions, the LDEIC committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Leadership, Development, Equity, Inclusion, and Compensation Committee

Carmen Chang (Chair)

Amanda M. Clark

Scott D. Sandell

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Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the total compensation of our named executive officers in 2020, 2021, and 2022.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey N. Maggioncalda President and Chief Executive Officer	2022	400,000	28,619,477	—	105,325	315	29,125,117
	2021	400,000	2,260,346	2,446,721	272,300	315	5,379,682
	2020	400,000	6,592,857	7,598,911	322,500	315	14,914,583
Kenneth R. Hahn Senior Vice President, Chief Financial Officer, Treasurer	2022	404,167	6,677,887	—	119,193	2,815	7,204,062
	2021	370,833	1,356,208	1,468,033	235,993	315	3,431,382
	2020	218,750	1,727,443	5,780,574	141,094	315	7,868,176
Leah F. Belsky Senior Vice President and Chief Revenue Officer	2022	397,333	9,539,826	—	299,117	2,815	10,239,091
	2021	337,500	1,130,173	1,223,361	350,794	315	3,042,143
	2020	300,000	4,563,927	1,219,249	383,071	—	6,466,247
Shravan K. Goli Senior Vice President and Chief Operating Officer	2022	451,583	9,539,826	—	110,072	2,815	10,104,296
Richard J. Jacquet, Jr. Senior Vice President and Chief People Officer	2022	355,833	4,769,913	—	74,956	2,815	5,203,517

1.	Mr. Goli became Senior Vice President and Chief Operating Officer in October 2022 and was not a named executive officer for 2021 or 2020. Mr. Jacquet became Senior Vice President and Chief People Officer on January 28, 2019 and was not a named executive officer in 2021 or 2020.
2.	The amounts shown in this column reflect the base salary earned during the applicable year. For Mr. Goli and Ms. Belsky, the 2022 amount includes salary increases, effective October 1, 2022, in the amounts of $23,000 and $26,000, respectively. For additional information see "Compensation Discussion and Analysis – Compensation Elements – Base Salary.”
3.	The amounts shown in this column do not reflect the dollar amount actually received by the named executive officer, instead they represent the aggregate grant date fair value of awards granted to each named executive officer under our equity incentive plans, computed in accordance with ASC 718. See the notes to our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.
4.	The amounts in this column represent the applicable named executive officer’s total annual performance-based cash bonus. See “Compensation Discussion and Analysis – Compensation Elements – Annual Cash Bonus Opportunity” for additional information regarding the bonus payments for the year ended December 31, 2022. For Ms. Belsky, the amounts in this column include (a) $41,849 earned under the Company’s Executive Incentive Compensation Plan, and (b) a sales commission bonus of $257,268, which was earned pursuant to our 2022 Enterprise Incentive Plan.
5.	All other compensation for 2022 consists of for each named executive officer (a) $315 of life insurance premiums paid by us during 2022 for the benefit of the applicable named executive officer, and (b) matching contributions under the Coursera 401(k) Plan made by the Company to the applicable named executive officer’s account under such plan in the amount of $0 for Mr. Maggioncalda and $2,500 for each of Ms. Belsky, and Messrs. Hahn, Goli, and Jacquet, respectively.
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Grant of Plan-Based Awards
The following table presents information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2022:

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or Units (#)(1)	All other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock Awards(2)
Jeffrey N. Maggioncalda	9/30/2022	2,654,868	—	$10.78
Kenneth R. Hahn	9/30/2022	619,470	—	$10.78
Leah F. Belsky	9/30/2022	884,956	—	$10.78
Shravan K. Goli	9/30/2022	884,956	—	$10.78
Richard J. Jacquet, Jr.	9/30/2022	442,478	—	$10.78

1.	Represents the number of shares underlying the RSUs granted on the date specified.
2.	Represents the grant date fair value of RSUs granted during 2022, calculated in accordance with ASC 718.
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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2022:

			Option Awards			Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Jeffrey N. Maggioncalda	7/13/2017(1)	3,705,875(2)	—	2.56	7/13/2027	—	—
	11/18/2020(1)	277,083	422,917	15.17	11/18/2030	—	—
	11/18/2020(3)	—	—	—	—	208,125	2,462,119
	11/30/2021(4)	—	150,740	29.99	11/30/2031	—	—
	11/30/2021(5)	—	—	—	—	75,370	891,627
	9/30/2022(8)	—	—	—	—	2,488,939	29,444,148
Kenneth R. Hahn	5/19/2020(1)	515,628	442,709	6.06	5/19/2030	—	—
	12/7/2020(6)	—	—	—	—	80,000	946,400
	11/30/2021(4)	—	90,444	29.99	11/30/2031	—	—
	11/30/2021(5)	—	—	—	—	45,222	534,976
	9/30/2022(8)	—	—	—	—	580,754	6,870,320
	7/11/2018(1)	14,584	—	2.23	7/11/2028	—	—
	8/29/2018(1)	16,667	—	2.23	8/29/2028	—	—
	8/27/2019(1)	42,417	25,000	6.30	8/27/2029	—	—
	8/18/2020(1)	92,750	66,250	7.91	8/18/2030	—	—
Leah F. Belsky	8/18/2020(7)	—	—	—	—	23,188	274,314
	12/7/2020(6)	—	—	—	—	180,000	2,129,400
	11/30/2021(4)	—	75,370	29.99	11/30/2031	—	—
	11/30/2021(5)	—	—	—	—	37,685	445,814
	9/30/2022(8)	—	—	—	—	829,647	9,814,724
Shravan K. Goli	5/15/2018(1)	600,022	—	2.23	5/15/2028	—	—
	8/18/2020(1)	70,000	50,000	7.91	8/18/2030	—	—
	8/18/2020(7)	—	—	—	—	17,500	207,025
	12/7/2020(6)	—	—	—	—	130,000	1,537,900
	11/30/2021(4)	—	60,296	29.99	11/30/2031	—	—
	11/30/2021(5)	—	—	—	—	30,148	356,650
	9/30/2022(8)	—	—	—	—	829,647	9,814,724
Richard J. Jacquet, Jr.	1/31/2019(1)	163,250	6,250	2.23	1/31/2029	—	—
	8/18/2020(1)	43,750	31,250	7.91	8/18/2030	—	—
	8/18/2020(7)	—	—	—	—	10,938	129,396
	12/7/2020(6)	—	—	—	—	90,000	1,064,700
	11/30/2021(4)	—	45,222	29.99	11/30/2031	—	—
	11/30/2021(5)	—	—	—	—	22,611	267,488
	9/30/2022(9)	—	—	—	—	387,169	4,580,209

1.	25% of the total number of shares of stock subject to this option vested on the first anniversary of the vesting commencement date (as defined in the stock option agreement) and 1/48th of the total number of shares of stock subject to the option will vest in monthly installments for 36 months thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
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2.	Out of 3,705,875 shares, 1,389,673 shares are held by Mr. Maggioncalda’s spouse, 272,727 shares are held by the Maggioncalda Family Trust of 2022, for which Mr. Maggioncalda’s spouse and child serve as trustees, and 181,818 shares are held by the Jeffrey N. Maggioncalda Trust of 2022, for which Mr. Maggioncalda serves as a trustee.
3.	These RSUs were granted subject to a service-based vesting condition as well as a liquidity event vesting condition. The liquidity event vesting condition was satisfied on the closing of our IPO. As a result, 25% of the RSUs vested on May 15, 2022, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
4.	25% of the total number of shares subject to this option vested on February 15, 2023, with the remaining 75% of the shares subject to this option vesting in 36 equal monthly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
5.	25% of the RSUs vested on February 15, 2023, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
6.	These RSUs were granted subject to a service-based vesting condition as well as a liquidity event vesting condition. The liquidity event vesting condition was satisfied on the closing of our IPO. As a result, 25% of the RSUs will vest on May 15, 2023, with the remaining 75% of the RSUs vesting in eight equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
7.	These RSUs were granted subject to a service-based vesting condition as well as a liquidity event vesting condition. The liquidity event vesting condition was satisfied on the closing of our IPO. As a result, 25% of the RSUs vested on August 15, 2021, with the remaining 75% of the RSUs vesting in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
8.	6.25% of the RSUs vested on November 15, 2022, with the remaining 93.75% vesting in 15 equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.
9.	12.5% of the RSUs vested on November 15, 2022, with the remaining 87.5% vesting in 7 equal quarterly installments thereafter, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the Executive Severance Plan.

Option Exercises and Stock Vested
The following table provides information about the exercise of stock options and vesting of stock awards for each of our named executive officers during the year ended December 31, 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey N. Maggioncalda	0	0	290,804	4,187,800
Kenneth R. Hahn	0	0	38,716	542,411
Leah F. Belsky	75,000	857,430	68,559	987,544
Shravan K. Goli	170,000	2,973,577	65,309	935,379
Richard J. Jacquet, Jr.	0	0	61,559	875,194
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Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants, and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2022.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	40,926,248	$2.69(2)	8,819,998(3)
Equity compensation plans not approved by security holders	—	—	—
Total	40,926,248	$2.69(2)	8,819,998(3)

1.	Includes the 2021 Plan, but does not include future rights to purchase common stock under the 2021 ESPP, which depend on a number of factors described in the ESPP and will not be determined until the end of the applicable purchase period.
2.	The weighted-average exercise price takes into account 22,773,053 shares under approved plans issuable upon vesting of outstanding RSUs, which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $6.07.
3.	Represents 5,376,320 shares available for future issuance under the 2021 Plan and 3,443,678 shares available for future issuance under the ESPP as of December 31, 2022. The 2021 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our board of directors determines for purposes of the annual increase for that fiscal year. As of January 1, 2023, the 2021 Plan was increased by 7,396,783 shares pursuant to such evergreen provision. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the least of (x) 1% of the number of shares of common stock outstanding on such date, (y) 11,000,000 shares, or (z) a lesser amount determined by our board of directors. As of January 1, 2023, the ESPP was increased by 1,479,356 shares pursuant to such evergreen provision.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our board or the LDEIC committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

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Employment Agreements with our Named Executive Officers

Below are descriptions of the material terms of the offer letter agreements with our named executive officers. These agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary and eligibility for employee benefits.

Employment Agreement with Jeffrey N. Maggioncalda

We entered into an employment agreement with Mr. Maggioncalda dated as of June 1, 2017, to serve in the position of Chief Executive Officer (the “Maggioncalda Employment Agreement”). The Maggioncalda Employment Agreement provides for an initial annual base salary of $400,000 and eligibility to receive an annual bonus with a target amount equal to $250,000 under the Executive Incentive Compensation Plan, with the actual bonus payment determined based upon the achievement of Company performance objectives established by the board of directors and subject to the terms of the plan and Mr. Maggioncalda’s continued employment through the date of payment. Mr. Maggioncalda has declined any increases in his annual base salary and target annual bonus amount under the Executive Incentive Compensation Plan—his annual base salary and target annual bonus amount remain at 2017 levels.

Pursuant to the Maggioncalda Employment Agreement, the board of directors approved the grant to Mr. Maggioncalda of a stock option to purchase 5,552,808 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock as determined by the board of directors on July 13, 2017, the date of grant (the “Maggioncalda Option”). The Maggioncalda Option is intended to be an incentive stock option (“ISO”) to the maximum extent permitted under the Code and will otherwise be a non-qualified stock option (“NSO”). The Maggioncalda Option vested over the four-year period that commenced on Mr. Maggioncalda’s start date.

The Maggioncalda Employment Agreement provides that if he is terminated by us without “cause” or experiences a “constructive termination” (as such terms are defined in the Maggioncalda Employment Agreement), and provided that he delivers a signed release of claims in our favor that becomes effective and irrevocable within sixty (60) days of his termination of employment, Mr. Maggioncalda will be entitled to (i) a lump sum payment equal to the sum of (x) twelve (12) months of his then current annual base salary plus (x) his full target bonus for the calendar year of his termination. Mr. Maggioncalda may also become entitled to receive certain severance benefits, including Company-paid COBRA coverage and service-based vesting acceleration, pursuant to the terms of the Executive Severance Plan as described under “—Potential Payments upon Termination or Change in Control.”

Employment Agreement with Kenneth R. Hahn

We entered into an employment agreement with Mr. Hahn dated as of April 27, 2020, to serve in the position of Senior Vice President and Chief Financial Officer (the “Hahn Employment Agreement”). The Hahn Employment Agreement provided for an initial annual base salary of $350,000 and eligibility to receive an annual bonus with a target amount equal to 50% of Mr. Hahn’s annual base salary under the Executive Incentive Compensation Plan, with the actual bonus payment determined based upon the achievement of Company performance objectives established by the Chief Executive Officer and subject to the terms of the plan and Mr. Hahn’s continued employment through the date of payment.

Pursuant to the Hahn Employment Agreement, the board of directors approved the grant to Mr. Hahn of an option to purchase 1,250,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock as determined by the board of directors on May 19, 2020, the date of grant (the “Hahn Option”). The Hahn Option is intended to be an ISO to the maximum extent permitted under the Code and will otherwise be an NSO. The Hahn Option vests over four years commencing on Mr. Hahn’s start date, with 25% of the shares underlying the Hahn Option vesting on the first anniversary of Mr. Hahn’s start date, and the balance vesting in equal monthly installments over the next thirty-six (36) months, in each case subject to Mr. Hahn’s continued service with us.

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The Hahn Employment Agreement includes severance and vesting acceleration provisions. However, because the Executive Severance Plan, described under “—Potential Payments upon Termination or Change in Control,” includes severance and vesting acceleration provisions that are more favorable to Mr. Hahn, the severance and vesting acceleration provisions in the Executive Severance Plan, rather than in the Hahn Employment Agreement, will apply to Mr. Hahn.

Employment Agreement with Leah F. Belsky

We entered into an employment agreement with Ms. Belsky dated as of July 1, 2018 (the “Belsky Employment Agreement”). The Belsky Employment Agreement provided for Ms. Belsky’s at-will employment as our Vice President, Enterprise Solutions. Ms. Belsky became our Chief Enterprise Officer in December 2019. Beginning in March 2021, Ms. Belsky received a base salary of $345,000. On October 1, 2022, Ms. Belsky was promoted to Senior Vice President and Chief Revenue Officer. The Belsky Employment Agreement provided for an initial annual base salary of $300,000 and eligibility to receive an annual bonus with a target amount equal to 50% of Ms. Belsky’s annual base salary with such target bonus initially based upon the achievement of performance objectives established under the Enterprise Incentive Plan.

Pursuant to the Belsky Employment Agreement, the board of directors approved the grant to Ms. Belsky of an option to purchase 100,000 shares of our common stock at an exercise price equal to the fair value of a share of our common stock as determined by the board of directors on July 11, 2018, the date of grant (the “Belsky Option”). The Belsky Option is intended to be an ISO to the maximum extent permitted under the Code and will otherwise be an NSO. The Belsky Option vested over the four-year period that commenced on Ms. Belsky’s start date, with 25% of the shares underlying the Belsky Option vesting on the first anniversary of Ms. Belsky’s start date, and the balance vesting in equal monthly installments over the next thirty-six (36) months, in each case subject to Ms. Belsky’s continued service with us.

The Belsky Employment Agreement includes severance and vesting acceleration provisions. However, because the Executive Severance Plan, described under “—Potential Payments upon Termination or Change in Control,” includes severance and vesting acceleration provisions that are more favorable to Ms. Belsky, the severance and vesting acceleration provisions in the Executive Severance Plan, rather than in the Belsky Employment Agreement, will apply to Ms. Belsky.

Employment Agreement with Shravan Goli

We entered into an employment agreement with Mr. Goli dated March 29, 2018 to serve as our Chief Product Officer and Head of Consumer Revenue (the “Goli Employment Agreement”). The Goli Employment Agreement provided for an initial annual base salary of $400,000 and eligibility to receive an annual bonus with a target amount equal to 25% of Mr. Goli’s annual base salary under the Executive Incentive Compensation Plan, with the actual bonus payment determined based upon the achievement of Company performance objectives established by the Chief Executive Officer and subject to the terms of the plan and Mr. Goli’s continued employment through the date of payment. On October 1, 2022, Mr. Goli was promoted to Senior Vice President and Chief Operating Officer.

Pursuant to the Goli Employment Agreement, the board of directors approved the grant to Mr. Goli of an option to purchase 1,250,000 shares of our common stock at an exercise price equal to the fair value of a share of our common stock as determined by the board of directors on May 15, 2018, the date of grant (the “Goli Option”). The Goli Option is intended to be an ISO to the maximum extent permitted under the Code and will otherwise be an NSO. The Goli Option vested over the four-year period that commenced on Mr. Goli’s start date, with 25% of the shares underlying the Goli Option vesting on the first anniversary of Mr. Goli’s start date, and the balance vesting in equal monthly installments over the next thirty-six (36) months, in each case subject to Mr. Goli’s continued service with us.

The Goli Employment Agreement includes severance and vesting acceleration provisions. However, because the Executive Severance Plan, described under “—Potential Payments upon Termination or Change in Control,” includes severance and vesting acceleration provisions that are more favorable to Mr. Goli, the severance and vesting acceleration provisions in the Executive Severance Plan, rather than in the Goli Employment Agreement, will apply to Mr. Goli.

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Employment Agreement with Richard J. Jacquet, Jr.

We entered into an employment agreement with Mr. Jacquet dated as of December 27, 2018 to serve as our Vice President, Chief People Officer (the “Jacquet Employment Agreement”). Mr. Jacquet’s title was changed to Senior Vice President and Chief People Officer as of June 1, 2019. The Jacquet Employment Agreement provided for an initial annual base salary of $325,000, a signing bonus of $100,000, and eligibility to receive an annual bonus with a target amount equal to 25% of Mr. Jacquet’s annual base salary under the Executive Incentive Compensation Plan, with the actual bonus payment determined based upon the achievement of Company performance objectives established by the Chief Executive Officer and subject to the terms of the plan and Mr. Jacquet’s continued employment through the date of payment.

Pursuant to the Jacquet Employment Agreement, the board of directors approved the grant to Mr. Jacquet of an option to purchase 300,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock as determined by the board of directors on January 31, 2019, the date of grant (the “Jacquet Option”). The Jacquet Option is intended to be an ISO to the maximum extent permitted under the Code and will otherwise be an NSO. The Jacquet Option vested over the four-year period that commenced on Mr. Jacquet’s start date, with 25% of the shares underlying the Jacquet Option vesting on the first anniversary of Mr. Jacquet’s start date, and the balance vesting in equal monthly installments over the next thirty-six (36) months, in each case subject to Mr. Jacquet’s continued service with us.

The Jacquet Employment Agreement includes severance and vesting acceleration provisions. However, because the Executive Severance Plan, described under “—Potential Payments upon Termination or Change in Control,” includes severance and vesting acceleration provisions that are more favorable to Mr. Jacquet, the severance and vesting acceleration provisions in the Executive Severance Plan, rather than in the Jacquet Employment Agreement, will apply to Mr. Jacquet.

Employee Assignment of Intellectual Property and Confidentiality Agreements

Each of our named executive officers has executed a form of our standard Proprietary Information and Inventions Assignment Agreement, which contains customary restrictions on disclosure of our confidential information, as well as provisions regarding the assignment of intellectual property.

Potential Payments upon Termination or Change in Control

Executive Severance Plan

On and effective as of January 5, 2021, we adopted an Executive Severance Plan (the “Executive Severance Plan”) applicable to our Chief Executive Officer and certain members of our executive management team who report directly to our Chief Executive Officer (including each of our named executive officers). Under the Executive Severance Plan, if a named executive officer’s employment is terminated by us without “cause” (as defined in the Executive Severance Plan), and provided that he or she delivers a signed release of claims in our favor that becomes effective and irrevocable within sixty (60) days of his or her termination of employment and complies with all applicable restrictive covenants and contractual obligations, the named executive officer will be entitled to (i) a lump sum payment equal to the sum of (A) six (6) months of his or her then current annual base salary plus (B) an additional week of his or her then current annual base salary for every full year of employment with us prior to termination, payable on the first business day after the sixtieth (60th) day following the named executive officer’s termination of employment, and (ii) if the named executive officer elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the named executive officer and the named executive officer’s eligible dependents, payment by us of the COBRA premium for a period of six (6) months following the named executive officer’s termination of employment for such coverage as of the date of the named executive officer’s termination, payable commencing on the first business day after the sixtieth (60th) day following the named executive officer’s termination of employment.

If any named executive officer’s employment is terminated (i)(A) by the named executive officer with “good reason” (as defined in the Executive Severance Plan), or (B) by us without “cause” and (ii) such termination occurs within three (3) months prior to or twelve (12) months following a “change of control” (as such terms are defined in the Executive Severance Plan), and provided that he or she

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delivers a signed release of claims in our favor that becomes effective and irrevocable within sixty (60) days following the later of his or her termination of employment and the change of control, as applicable, and complies with all applicable restrictive covenants and contractual obligations, the named executive officer will be entitled to receive:

•	a lump sum payment equal to the sum of (i) six (6) months of his or her then current annual base salary, plus (ii) an additional week of his or her then current annual base salary for every full year of employment with us prior to termination, plus (iii) the amount of any earned but unpaid bonus attributable to the fiscal year preceding the year in which the termination of employment occurs, plus (iv) a lump sum payment equal to 100% of his or her then current target annual cash bonus pro-rated for the number of days in the calendar year that have elapsed prior to the change of control;
•	if the named executive officer elects to continue health insurance coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, payment by us of the COBRA premium for a period of six (6) months following the named executive officer’s termination of employment for such coverage as of the date of the named executive officer’s termination, payable commencing on the first business day after the sixtieth (60th) day following the named executive officer’s termination of employment; and
•	full acceleration of service-based vesting of all equity compensation awards subject only to service-based vesting granted under our 2014 Executive Stock Incentive Plan, our 2013 Stock Incentive Plan, our 2021 Plan, or any other equity incentive plan of the Company, and outstanding during the term of the Executive Severance Plan, without regard to whether the named executive officer’s termination is during or after the expiration or termination of Executive Severance Plan.

In addition, in the event any of the payments or benefits provided for under the Executive Severance Plan or that are otherwise paid or will become payable to a named executive officer would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

To the extent that an eligible named executive officer participates in any other plan or has entered into another agreement with us that also provides for one or more of the severance benefits provided under the Executive Severance Plan, then with respect to each such payment or benefit, the named executive officer will be entitled to receive either (i) such payment or benefit under such other agreement or (ii) the payment or benefit provided under the Executive Severance Plan, whichever of the foregoing results in the receipt by the named executive officer on an after-tax basis of the greater payment or benefit, and provided that the named executive officer does not receive any duplication of payments or benefits.

The Executive Severance Plan has an initial term ending on the third anniversary of its effective date, and automatically renews for successive additional terms of three years unless terminated or amended by the LDEIC committee at the end of the initial term or additional term, as applicable. If a change of control occurs when there are fewer than 12 months remaining in the term, then the term extends automatically through the date that is 12 months following the change of control.

Pay Versus Performance

As discussed in our Compensation Discussion and Analysis, our executive compensation program is designed to reflect a strong focus on pay-for-performance to align our executives’ interests with those of our stockholders. As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (computed in accordance with Item 402(v) of Regulation S-K and not what was actually earned by our executives) and certain financial performance of the Company. The LDEIC committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
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The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our named executive officers for the years ended on December 31, 2022 and December 31, 2021.
Pay Versus Performance
					Value of Initial Fixed $100
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid for PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid for Non-PEO NEOs(1)(3)	Investment Based On:		Net Income	Company- Selected Measure: Revenue(6)
					Total Stockholder Return(4)	Peer Group Total Stockholder Return(5)
2022	$29,125,117	$19,912,519	$8,187,742	$3,365,035	$26	$77	($175,357,000)	$523,756,000
2021	$ 5,379,682	$ 9,345,753	$3,236,763	$7,134,050	$54	$113	($145,215,000)	$415,287,000

1.	Mr. Maggioncalda served as our Chief Executive Officer, our principal executive officer (“PEO”) for the entirety of the years ended December 31, 2021 and December 31, 2022. Our non-PEO named executive officers (“NEOs”) for the year ended December 31, 2022 were Mr. Hahn, Ms. Belsky, Mr. Goli, and Mr. Jacquet, and for the year ended December 31, 2021, Mr. Hahn and Ms. Belsky.
2.	Represents the amount of “compensation actually paid” to Mr. Maggioncalda, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Maggioncalda during the applicable year. Rather, in accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Maggioncalda’s total compensation for each year to determine the compensation actually paid:

Principal Executive Officer
			2022	2021
	Summary Compensation Table - Total Compensation	(a)	$29,125,117	$5,379,682
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	28,619,477	4,707,067
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	29,444,148	3,651,103
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	(9,103,920)	291,279
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	2,324,665	—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	(3,258,014)	4,730,756
-	Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—
=	Compensation Actually Paid		$19,912,519	$9,345,753

a.	Represents total compensation as reported in the “Total” column of the Summary Compensation Table for each corresponding year.
b.	Represents the aggregate grant date fair value of the stock awards and option awards granted to Mr. Maggioncalda during the corresponding year, computed in accordance with ASC 718.
c.	Represents the aggregate fair value as of the corresponding year-end of Mr. Maggioncalda’s outstanding and unvested stock awards and option awards granted during the corresponding year, computed in accordance with ASC 718.

Coursera	55	2023 Proxy Statement

d.	Represents the aggregate change in fair value during the corresponding year of the outstanding and unvested stock awards and option awards held by Mr. Maggioncalda as of the last day of the corresponding year, computed in accordance with ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
e.	Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to Mr. Maggioncalda and vested during the corresponding year, computed in accordance with ASC 718.
f.	Represents the aggregate change in fair value, measured from the prior year-end to the vesting date, of each stock award and option award held by Mr. Maggioncalda that was granted in a prior year and which vested during the corresponding year, computed in accordance with ASC 718.
g.	Represents the aggregate fair value as of the last day of the prior year of stock awards and option awards that were granted to Mr. Maggioncalda in a prior year and which failed to meet the applicable vesting conditions in the corresponding year, computed in accordance with ASC 718.
3.	Represents the compensation actually paid to our non-PEO named executive officers in the corresponding year, based on the average total compensation for such non-PEO named executive officers reported in the Summary Compensation Table for the corresponding fiscal years and adjusted as shown in the table below:
Named Executive Officers’ Average
			2022	2021
	Summary Compensation Table - Total Compensation	(a)	$8,187,742	$3,236,763
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	7,631,863	2,588,888
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	7,769,994	2,008,107
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	(4,476,006)	313,218
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	716,762	—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	(1,201,594)	4,164,850
-	Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—
=	Compensation Actually Paid	(h)	$3,365,035	$7,134,050

a.	Please see footnote 1 for the named executive officers included in the average for each corresponding year.
b.	Represents the average total compensation, as reported for our non-PEO named executive officers, in the “Total” column of the Summary Compensation Table for each corresponding year.
c.	Represents the average aggregate grant date fair value of the stock awards and option awards granted to our non-PEO named executive officers during the corresponding year, computed in accordance with ASC 718.
d.	Represents the average aggregate fair value, as of the corresponding year-end, of the non-PEO named executive officers’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with ASC 718.
e.	Represents the average aggregate change in fair value during the corresponding year of the outstanding and unvested stock awards and option awards held by the non-PEO named executive officers as of the last day of the corresponding year, computed in accordance with ASC 718.
f.	Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported non-PEO named executive officers and vested during the corresponding year, computed in accordance with ASC 718.
g.	Represents the average aggregate change in fair value, measured from the prior year-end to the vesting date, of each stock award and option award held by the reported non-PEO named executive officers that was granted in a prior year and which vested during the corresponding year, computed in accordance with ASC 718.
h.	Represents the average aggregate fair value as of the last day of the prior year for our non-PEO named executive officers’ stock awards and option awards that were granted in a prior year and which failed to meet the applicable vesting conditions in the corresponding year, computed in accordance with ASC 718.
Coursera	56	2023 Proxy Statement

4.	In accordance with Item 402(v) of Regulation S-K , the comparison assumes $100 was invested in our common stock as of the close of the day of our IPO on March 31, 2021. Historic stock price performance is not necessarily indicative of future stock price performance.
5.	The TSR Peer Group consists of the S&P North American Technology Software Index, an independently prepared index.
6.	As noted in our Compensation Discussion and Analysis, for 2022, our LDEIC committee determined that revenue growth continues to be viewed as a key metric of our business performance and aligned with long-term stockholder value creation.

Tabular List

As described in greater detail in “– Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The following financial performance measures and other performance measures are the most important measures used to link the executive compensation actually paid to our named executive officers with the Company’s performance for 2022.
Performance Measures
Revenue
New Enrolled Degree Students
C4C ACV

Description of Relationship Between Pay and Performance

As described in more detail in the “– Compensation Discussion and Analysis” section, our executive compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with its performance, not all of these measures are presented in the Pay versus Performance Table.

Compensation Actually Paid and Company Total Stockholder Return

Compensation Actually Paid vs. TSR

Coursera	57	2023 Proxy Statement

Compensation Actually Paid and Net Income

Compensation Actually Paid vs. Net Income

Coursera	58	2023 Proxy Statement

Compensation Actually Paid and Revenue

Compensation Actually Paid vs. Revenue

We believe the “Compensation Actually Paid” in each of the years reported above and over the two-year cumulative period are reflective of our LDEIC committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2022 annual bonus program, as more fully discussed in the “– Compensation Discussion and Analysis.”
Coursera	59	2023 Proxy Statement

Proposal 2
Non-Binding Advisory Vote
to Approve the Company’s
Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As described under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2022 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure).”

Because this vote is advisory, it will not be binding upon the board of directors or the LDEIC committee and may not be construed as overruling any decision by the board of directors or the LDEIC committee. However, the LDEIC will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.

VOTE

The Board of Directors
Recommends Voting “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation
Paid to our Named
Executive Officers.

Coursera	60	2023 Proxy Statement

Proposal 3
Non-Binding Advisory Vote
on the Frequency of an
Advisory Vote on Executive
Compensation

The Dodd-Frank Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote every six years, on a non-binding advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. We are providing stockholders with the option of selecting a frequency of one, two, or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.

Our executive compensation program is designed to support long-term value creation, and an annual vote will allow stockholders to better review our executive compensation program in relation to our long-term performance. The board of directors has determined that an annual non-binding advisory vote on executive compensation will provide us with the time to thoughtfully respond to stockholders' sentiments and implement any necessary changes. We therefore request that our stockholders select “1 YEAR” when voting on the frequency of non-binding advisory votes on executive compensation.

By voting on this proposal, stockholders are not approving or disapproving our board of directors’ recommendation, but rather are indicating whether they prefer an advisory vote on named executive officer compensation be held every year, every two years, or every three years. Stockholders may also abstain from voting. The frequency receiving the greatest number of votes will be deemed to be the preferred frequency option of our stockholders.

Because your vote is advisory, it will not be binding on the board of directors or the LDEIC committee and may not be construed as overruling any decision by the board of directors or the LDEIC committee. We will provide our stockholders with the opportunity to vote on the frequency of future advisory votes on our named executive officers' compensation at our annual meetings at least once every six calendar years.

VOTE

The Board of Directors Recommends Voting for “1 YEAR” as the Frequency of Advisory Votes on
Executive Compensation.

Coursera	61	2023 Proxy Statement

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information as of March 27, 2023 as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees, and (4) all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants, that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 150,100,214 shares of common stock outstanding as of March 27, 2023.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable, or RSUs that vest, in each case, within 60 days of March 27, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041, and the person listed has sole voting and dispositive power over the shares reported.

Coursera	62	2023 Proxy Statement

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Named Executive Officers and Directors:		*
Leah F. Belsky(1)	557,738	*
Carmen Chang(2)	2,227,946	1.5%
Amanda M. Clark(3)	37,002	*
Shravan K. Goli(4)	818,663	*
Kenneth R. Hahn(5)	797,992	*
Richard J. Jacquet, Jr.(6)	344,651	*
Jeffrey N. Maggioncalda(7)	4,512,479	2.9%
Christopher D. McCarthy	0	*
Theodore R. Mitchell(8)	127,850	*
Andrew Y. Ng(9)	8,380,398	5.3%
Scott D. Sandell(10)	12,907,814	7.9%
Sabrina L. Simmons(11)	140,350	*
All current executive officers and directors as a group (14 persons)(12)	29,314,855	16.3%
5% Stockholders:
Baillie Gifford & Co.(13)	18,106,696	12.1%
Caledonia (Private) Investments Pty Limited(14)	7,514,739	5.0%
Entities affiliated with G Squared(15)	12,197,337	8.1%
Entities affiliated with New Enterprise Associates 13, Limited Partnership(16)	12,867,769	8.6%
Norges Bank (The Central Bank of Norway)(17)	12,309,945	8.2%
The Vanguard Group(18)	8,905,346	5.9%

* Represents beneficial ownership of less than 1%.

1.	Includes options to purchase 208,198 shares of common stock that are exercisable within 60 days of March 27, 2023 and 105,977 RSUs that vest within 60 days of March 27, 2023.
2.	Includes 2,205,883 shares of common stock held by NEA 17 (as defined below). See footnote (16) below.
3.	Includes 11,780 RSUs that vest within 60 days of March 27, 2023.
4.	Includes options to purchase 622,938 shares of common stock that are exercisable within 60 days of March 27, 2023 and 92,194 RSUs that vest within 60 days of March 27, 2023.
5.	Includes options to purchase 674,100 shares of common stock that are exercisable within 60 days of March 27, 2023 and 61,543 RSUs that vest within 60 days of March 27, 2023.

Coursera	63	2023 Proxy Statement

6.	Includes options to purchase 235,193 shares of common stock that are exercisable within 60 days of March 27, 2023 and 80,785 RSUs that vest within 60 days of March 27, 2023.
7.	Includes (i) options to purchase 2,208,763 shares of common stock that are exercisable within 60 days of March 27, 2023 and 191,452 RSUs that vest within 60 days of March 27, 2023, held by Mr. Maggioncalda, (ii) options to purchase 1,389,673 shares of common stock that are exercisable within 60 days of March 27, 2023, held by Anne Maggioncalda, Mr. Maggioncalda’s spouse, (iii) options to purchase 181,818 shares of common stock that are exercisable within 60 days of March 27, 2023, held by the Jeffrey N. Maggioncalda Trust of 2022 (the “Maggioncalda Trust”), for which Mr. Maggioncalda serves as a trustee, and (iv) options to purchase 272,727 shares of common stock, held by the Maggioncalda Family Trust of 2022 (the “Family Trust”), for which Mr. Maggioncalda's spouse and child serve as trustees. Mr. Maggioncalda may be deemed to indirectly beneficially own shares of common stock held by his spouse, the Maggioncalda Trust, and the Family Trust.
8.	Includes options to purchase 112,500 shares of common stock that are exercisable within 60 days of March 27, 2023 and 8,655 RSUs that vest within 60 days of March 27, 2023.
9.	Includes options to purchase 1,000,000 shares of common stock that are exercisable within 60 days of March 27, 2023 and 8,655 RSUs that vest within 60 days of March 27, 2023.
10.	Includes (i) 2,205,883 shares of common stock held by NEA 17 (as defined below), (ii) 10,661,886 shares of common stock held by NEA 13 (as defined below), and (iii) 24,695 shares of common stock held by the Blue Mountain Trust, dated April 29, 2019 (the “Blue Mountain Trust”), for which Mr. Sandell serves as trustee. Mr. Sandell may be deemed to indirectly beneficially own shares of common stock held by the Blue Mountain Trust, NEA 17, and NEA 13. See footnote (16) below.
11.	Includes options to purchase 125,000 shares of common stock that are exercisable within 60 days of March 27, 2023 and 8,655 RSUs that vest within 60 days of March 27, 2023.
12.	Consists of (i) 21,285,412 shares beneficially owned, directly or indirectly, by our current executive officers and directors, (ii) options to purchase 7,327,983 shares of common stock that are exercisable within 60 days of March 27, 2023, 2022, and (iii) 701,460 RSUs that vest within 60 days of March 27, 2023.
13.	According to Amendment No. 2 to Schedule 13G filed on January 20, 2023, by Baillie Gifford & Co., Baillie Gifford & Co. has sole voting power over 16,581,709 shares of common stock and sole dispositive power over 18,106,696 shares of common stock. The shares of common stock are held by Baillie Gifford& Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, employee benefit plans, pension funds or other institutional clients. The principal business address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
14.	According to a Schedule 13G filed on February 14, 2023, by Caledonia (Private) Investments Pty Limited (“Caledonia”), Caledonia has sole voting and dispositive power over 7,514,739 shares of common stock. The principal business address of Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.
15.	Consists of (i) 3,628,987 shares of common stock held of record by G Squared Opportunities ICAV, (ii) 3,571,274 shares of common stock held of record by G Squared Opportunities Fund IV LLC, (iii) 2,130,506 shares of common stock held of record by Ventura-Gsquared Investments LP Fund, (iv) 829,899 shares of common stock held of record by G Squared IV, LP, (v) 926,990 shares of common stock held of record by G Squared IV, SCSp, (vi) 230,702 shares of common stock held of record by G Squared Coursera IV LLC, (vii) 513,342 shares of common stock held of record by G Squared V LP, (viii) 136,658 shares of common stock held of record by G Squared Opportunities Fund V LLC, (ix) 294,324 shares of common stock held of record by G Squared Special Situations Fund LLC, (x) 672,224 shares of common stock held of record by G Squared Opportunities Fund I LLC, (xi) 4,744 shares of common stock held of record by G Squared Opportunities Fund II LLC, (xii) 3,333,333 shares of common stock held of record by G Squared Coursera LLC, (xiii) 895,668 shares of common stock held of record by G Squared Opportunities Fund I, Series C-6, (xiv) 666,667 shares of common stock held of record by G Squared Opportunities Fund I, Series C-7, (xv) 666,663 shares of common stock held of record by G Squared Coursera II LLC and (xvi) 133,333 shares of common stock held of record by G Squared Coursera III LLC.
16.	According to a Form 4 filed on February 17, 2023 by Scott D. Sandell (the “Sandell Form 4”), includes 10,661,886 shares of common stock over which New Enterprise Associates 13, L.P. (“NEA 13”) is the direct beneficial owner. Mr. Sandell is a manager of NEA 13 GP, LLC (“NEA 13 GP”), which is the sole general partner of NEA Partners 13, L.P. (“NEA Partners 13”). NEA Partners 13 is the sole general partner of NEA 13. According to a Form 4 filed on March 17, 2023, by Carmen Chang and to the Sandell Form 4, includes 2,205,883 shares of common stock over which New Enterprise Associates 17, L.P. (“NEA 17”) is the direct beneficial owner. Ms. Chang and Mr. Sandell are managers of NEA 17 GP, LLC, which is the sole general partner of NEA Partners 17, L.P. (“NEA Partners 17”). NEA Partners 17 is the sole general partner of NEA 17. Mr. Sandell is also a manager of NEA 13 GP, LLC (“NEA 13 GP”), which is the sole general partner of NEA Partners 13, L.P. (“NEA Partners 13”). NEA Partners 13 is the sole general partner of NEA 13. According to Amendment No. 1 to Schedule 13G filed on February 7, 2022, by NEA 13, the managers of NEA 13 and NEA 17 share voting and dispositive power over the shares held directly by NEA 13 and NEA 17, respectively. The address of the principal business office of each of the above entities is 1954 Greenspring Drive, Suite, 600, Timonium, MD 21093.
17.	According to Amendment No. 2 to Schedule 13G filed on February 14, 2023, by Norges Bank (“Norges”), Norges has sole voting and dispositive power over 11,631,308 shares of common stock. The principal business address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.
18.	According to Amendment No. 1 to Schedule 13G filed on February 9, 2023, by The Vanguard Group – 23-1945930 (Vanguard), Vanguard has shared voting power over 189,611 shares of common stock, sole dispositive power over 8,642,713 shares of common stock, and shared dispositive power over 262,633 shares of common stock. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Coursera	64	2023 Proxy Statement

Report of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors. A link to the audit committee charter is available on our website at https://investor.coursera.com/ under the heading “Governance — Governance Documents.” All members of the audit committee meet the independence standards established by the NYSE.

In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual consolidated financial statements with GAAP. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s annual consolidated financial statements are complete and accurate and are in accordance with GAAP, or to assess or determine the effectiveness of the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. The audit committee has also discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board and the SEC. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Audit Committee
Sabrina L. Simmons (Chair)
Amanda M. Clark
Theodore R. Mitchell

Coursera	65	2023 Proxy Statement

Proposal 4
Ratification of Appointment
of Independent Registered
Public Accounting Firm

The audit committee has selected Deloitte & Touche LLP (Deloitte & Touche) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte & Touche has served as our independent public accounting firm since 2013. Representatives of Deloitte & Touche are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche for the years set forth below:

	Year ended December 31,
	2022	2021
	(In thousands)
Audit Fees(1)	$2,327	$3,418
Tax Fees(2)	563	818
All Other Fees(3)	2	2
Total	$2,892	$4,238

1.	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, statutory and regulatory filings or engagements, and consents issued in connection with SEC filings.
2.	Tax fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international income tax and indirect tax compliance.
3.	All other fees consist of fees related to a research tool subscription.

VOTE

The Board of Directors
Recommends a Vote
“FOR” the Ratification of
Deloitte & Touche LLP
as our Independent
Registered Public
Accounting Firm.

Coursera	66	2023 Proxy Statement

Pre-approval Policies and Procedures

Our audit committee has implemented a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our board of directors is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our Company and our stockholders.

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Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. These persons are required to furnish us with copies of all Forms 3, 4, and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers and directors, who served at any time during 2022, and all persons who were greater than 10% stockholders at any time during 2022, complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2022 except as follows: Scott D. Sandell filed a Form 4 on September 7, 2022 that was required to be filed by September 2, 2022 regarding distributions of shares of common stock on August 31, 2022 and a Form 5 on February 1, 2022 regarding the acquisition of RSUs that were inadvertently omitted from his Form 3 filed on March 30, 2021. Michele M. Meyers filed a Form 4 on November 3, 2022 that was required to be filed by November 2, 2022 regarding a grant of RSUs on October 31, 2022. Mustafa S. Furniturewala filed a Form 4 on September 15, 2022 that was required to be filed by September 9, 2022 regarding a grant of RSUs and options to purchase common stock on September 7, 2022. Chun Yu Wong filed Form 4 on January 18, 2022 that was required to be filed by January 17, 2022 regarding shares of common stock acquired on January 13, 2022.

Stockholder Proposals and Business for the 2024 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2024 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 9, 2023. Proposals should be sent to our Secretary at Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041. These proposals also must comply with the stockholder proxy proposal submission rules of the SEC under Rule 14a-8 of the Exchange Act. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

A stockholder proposal not included in the proxy statement for the 2024 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. However, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For the 2024 annual meeting of stockholders, notice must be received between December 9, 2023 and January 8, 2024. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 24, 2024. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Coursera	68	2023 Proxy Statement

Other Business

Our board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by Internet or telephone.

By Order of the Board of Directors

Anne T. Cappel
Senior Vice President, General Counsel, and Secretary

Mountain View, California

April 7, 2023

Stockholders may make a request for our Annual Report on Form 10-K for the year ended December 31, 2022 in writing to our Secretary, Coursera, Inc., 381 E. Evelyn Avenue, Mountain View, California 94041. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. The request must include a representation by the stockholder that, as of March 27, 2023, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at https://investor.coursera.com.

Coursera	69	2023 Proxy Statement

COURSERA, INC.
381 E. EVELYN AVE.
MOUNTAIN VIEW, CALIFORNIA 94041

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COUR2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V03738-P86065 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COURSERA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of three Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Amanda M. Clark
02) Christopher D. McCarthy
03) Andrew Y. Ng

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.

The Board of Directors recommends you vote FOR proposal 4.

	For	Against	Abstain
4. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V03739-P86065

COURSERA, INC.
Annual Meeting of Stockholders
May 23, 2023, 11:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Anne T. Cappel and Alan B. Cardenas, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coursera, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on Tuesday, May 23, 2023, virtually at www.virtualshareholdermeeting.com/COUR2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side